Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

HERNANDO HMA, LLC

AND

SPRING HILL HMA MEDICAL GROUP, LLC

AND

BROOKSVILLE HMA PHYSICIAN MANAGEMENT, LLC

AND

BRAVERA URGENT CARE, LLC

AND

CITRUS HMA, LLC

AND

CRYSTAL RIVER HMA PHYSICIAN MANAGEMENT, LLC

AND

CHS/COMMUNITY HEALTH SYSTEMS, INC.

AND

FHSC NEWCO I, LLC

AND

FHSC NEWCO II, LLC

AND

FHSC REAL PROPERTY I, LLC

AND

TGH AMBULATORY SERVICES COMPANY

AND

FLORIDA HEALTH SCIENCES CENTER, INC.

D/B/A TAMPA GENERAL HOSPITAL

July 24, 2023

Page

1.	PURCHASE OF ASSETS.	2
1.1	Assets	2
1.2	Excluded Assets	4
1.3	Assumed Liabilities	5
1.4	Excluded Liabilities	6
1.5	Purchase Price	8
1.6	Acquired Net Working Capital, Estimates and Audits	8
1.7	Transition Patients and Other Supplemental Payment Programs	9
1.8	Prorations	11
2.	CLOSING.	12
2.1	Closing	12
2.2	Actions of Sellers at Closing	12
2.3	Actions of Buyers at Closing	14
3.	REPRESENTATIONS AND WARRANTIES OF SELLERS	15
3.1	Existence and Capacity	15
3.2	Powers; Consents; Absence of Conflicts with Other Agreements, Etc.	16
3.3	Binding Agreement	16
3.4	Financial Statements	16
3.5	Certain Post-Balance Sheet Results	17
3.6	Licenses	18
3.7	Medicare Participation/Accreditation	19
3.8	Regulatory Compliance	20
3.9	Equipment	21
3.10	Real Property	21
3.11	Title to Other Assets	23
3.12	Employee Benefit Plans	23
3.13	Litigation or Proceedings	24
3.14	Environmental Laws	24
3.15	Taxes	25
3.16	Employee Relations	26
3.17	The Contracts	28

(continued)

Page

3.18	Supplies	29
3.19	Insurance	29
3.20	Third Party Payor Cost Reports	29
3.21	Medical Staff Matters	29
3.22	Condition of Assets	30
3.23	Experimental Procedures.	30
3.24	Intellectual Property	30
3.25	Compliance Program	31
3.26	Data Handling Matters	31
3.27	Affiliate Contracts	33
3.28	Partial Subsidiaries	33
4.	REPRESENTATIONS AND WARRANTIES OF BUYERS	35
4.1	Existence and Capacity	35
4.2	Powers; Consents; Absence of Conflicts with Other Agreements, Etc.	35
4.3	Binding Agreement	35
4.4	Availability of Funds	36
5.	COVENANTS OF SELLERS PRIOR TO CLOSING	36
5.1	Information	36
5.2	Operations	36
5.3	Negative Covenants	37
5.4	Governmental Approvals	38
5.5	HSR Notifications	38
5.6	Additional Financial Information	38
5.7	No-Shop Clause	39
5.8	Efforts to Close	39
5.9	Tax Returns	39
5.10	Notification Requirements	39
5.11	Estoppels and Contract Consents	40
5.12	Employee List	40
6.	COVENANTS OF BUYERS PRIOR TO CLOSING	40
6.1	Governmental Approvals	40
6.2	HSR Notifications	40
6.3	Title Commitment and Survey	41

(continued)

Page

6.4	Efforts to Close	41
6.5	Contract Consents	42
7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYERs	42
7.1	Representations/Warranties/Covenants	42
7.2	Governmental Approvals	42
7.3	Title Policy	42
7.4	Actions/Proceedings	43
7.5	Insolvency	43
7.6	No Material Adverse Change	43
7.7	Material Consents	43
7.8	Vesting/Recordation	43
7.9	Hospital Lease	43
7.10	Agreement with Essential Third Party Provider	44
7.11	Closing Deliveries	44
8.	CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS	44
8.1	Representations/Warranties/Covenants	44
8.2	Governmental Approvals	44
8.3	Actions/Proceedings	44
8.4	Insolvency	44
8.5	Hospital Lease; Consents to Assignments	45
8.6	Closing Deliveries	45
9.	SELLERS’ COVENANT NOT TO COMPETE	45
10.	ADDITIONAL AGREEMENTS.	45
10.1	Allocation of Purchase Price	45
10.2	Termination Prior to Closing	46
10.3	Post-Closing Access to Information	46
10.4	Preservation and Access to Records After the Closing	46
10.5	Tax and Medicare Effect	47
10.6	Reproduction of Documents	47
10.7	Cooperation on Tax Matters	47
10.8	Cost Reports	48
10.9	Misdirected Payments, Etc.	48
10.10	Employee Matters	49

(continued)

Page

10.11	Indigent Care Policies	50
10.12	Use of Controlled Substance Permits	50
10.13	Medical Staff Matters	50
10.14	Information Services Agreement	51
10.15	Hospital Transition Services Agreement	51
10.16	Clinic Billing and Collection Agreement	51
10.17	License Agreement	51
10.18	Access to Records Including as to Recovery and Audit Information	51
10.19	Telephone Access	51
10.20	Continuation of Insurance	51
10.21	Use of Excluded Marks	52
10.22	Guaranties	52
10.23	Antitrust Cooperation	53
10.24	Hospital Lease	53
10.25	Passwords, Keys, Websites, Social Media	53
10.26	PMATF Assessments	54
11.	INDEMNIFICATION	54
11.1	Indemnification by Buyers	54
11.2	Indemnification by Sellers	54
11.3	Limitations	54
11.4	Notice and Control of Litigation	55
11.5	Notice of Claim	55
11.6	Mitigation	55
11.7	Calculation of Damages	56
11.8	Exclusive Remedy	56
12.	MISCELLANEOUS.	56
12.1	Schedules and Exhibits	56
12.2	Additional Assurances	57
12.3	Consented Assignment	58
12.4	Consents, Approvals and Discretion	58
12.5	Legal Fees and Costs	58
12.6	Choice of Law; Jurisdiction	58
12.7	Benefit/Assignment	58

(continued)

Page

12.8	No Brokerage	59
12.9	Cost of Transaction	59
12.10	Confidentiality	59
12.11	Public Announcements	60
12.12	Waivers	60
12.13	Notice	60
12.14	Severability	61
12.15	Gender; Number; General Interpretation	61
12.16	Divisions and Headings	61
12.17	Survival	61
12.18	Affiliates	62
12.19	Waiver of Jury Trial	62
12.20	Accounting Date	62
12.21	No Inferences	63
12.22	Limited Third Party Beneficiaries	63
12.23	Entire Agreement/Amendment	63
12.24	Risk of Loss; Casualty	63
12.25	Material Adverse Effect	64
12.26	Radon Gas	65
12.27	CHS Guaranty	65
12.28	TGH Guaranty	66
12.29	Knowledge of Sellers	66

EXHIBITS

Description Exhibit

Limited Power of Attorney A

Information Technology Transition Services Agreement B

Hospital Transition Services Agreement C

Clinic Billing and Collection Agreement D

License Agreement for Policy and Procedure Manuals E

SCHEDULES

Description Schedule

Owned Real Property 1.1(a)(i)

Leased Real Property 1.1(a)(ii)

Contracts 1.1(g)

Medicare and Medicaid Provider Numbers 1.1(h)

Assigned Marks 1.1(k)

Excluded Assets 1.2

Capital Lease Obligations 1.3

Excluded Liabilities 1.4

Acquired Net Working Capital 1.6

Acquired Net Working Capital 1.6

DPP Illustration 1.7(c)

Financial Statements 3.4

Certain Post-Balance Sheet Results 3.5

Licenses 3.6

Medicare Participation/Accreditation 3.7(a)

Corporate Integrity Agreement, Investigations, etc. 3.7(c)

Regulatory Compliance 3.8

Real Property Material Violations 3.10(a)

Zoning Compliance 3.10(b)

Tenant Leases 3.10(c)

Rent Roll 3.10(d)

Eminent Domain Proceedings 3.10(e)

Certificates of Occupancy 3.10(f)

Operating Leases and Seller Guaranties 3.10(g)

Tax Abatement Agreements 3.10(h)

Employee Benefit Plans 3.12

Litigation or Proceedings 3.13

Environmental Laws 3.14

Taxes 3.15

Employee Relations 3.16

Contracts with Physicians or Physician Entities 3.17(g)

Insurance 3.19

Third Party Payor Cost Reports 3.20

Medical Staff Matters 3.21

Intellectual Property 3.24

Compliance Program 3.25

Data Handling 3.26(a)

Sensitive Data Security Breaches 3.26(c)

Affiliate Contracts 3.27

Partial Subsidiaries 3.28

Material Consents 7.7

Hospital Lease 10.24

Brokerage 12.8

GLOSSARY OF DEFINED TERMS

Defined Term Section

Accounting Firm 1.6(c)

ACOs 1.2(c)

Acquired Net Working Capital 1.6(a)

Affiliate 12.18

Aggregate Damage 12.24(a)

Agreement Introduction

AHCA 12.9

Anti-Kickback Law 1.4(n)

Assets 1.1

Assigned Marks 1.1(k)

Assignment and Assumption Agreement 2.2(c)

Assignment of Hospital Lease 2.2(a)

Assignment of Ownership Interest 2.2(o)

Assignments of Leases 2.2(a)

Association 3.28(f)(1)

Assumed Liabilities 1.3

Balance Sheet Date 3.4(a)

Basket Amount 11.3

Benefit Plans 3.12(a)

Business Associate Agreement 2.2(k)

Buyer or Buyers Introduction

Buyer Indemnified Parties 11.2

Buyer Plans 10.10

Casualty Termination Notice 12.24(a)

CERCLA 3.14

CHS Introduction

CINs 1.2(c)

CJR 1.2(c)

Clinic Billing and Collection Agreement 2.2(m)

Closing 2.1

Closing Date 2.1

CMS 3.7(b)

COBRA 1.4(h)

Code 3.12(a)

Condominium 3.28(f)(2)

Confidentiality Agreements 12.10(a)

Contracts 1.1(g)

Control 12.18

Damages 11.1

Data Handling 3.26(a)

Decision Date 12.24(b)

Deeds 2.2(a)

Defects 6.3(c)

DPP 1.1(p)

DRG Transition Patients 1.7(a)

DSH 1.2(c)

Effective Time 2.1

Environmental Laws 3.14

ERISA 3.12(a)

Excluded Assets 1.2

Excluded Liabilities 1.4

Excluded Marks 1.2(f)

Facilities Recital A

False Claims Act 1.4(n)

FESC 2.2(t)

FESC LLC Agreement 2.2(u)

Financial Statements 3.4

Foundation 1.7(c)

FTC 5.5

Fundamental Representations 7.1

GAAP 1.6(a)

Government Entity 3.8(a)

Governmental Programs 3.7(a)

Hazardous Substances 3.14

Hernando County 1.1(g)

Hernando HMA Introduction

HIPAA 3.8(a)

Hired Employees 10.10(a)

Hospital or Hospitals Recital A

Hospital Lease 1.1(g)

Hospital Leased Real Property 2.2(a)

Hospital Transition Services Agreement 2.2(l)

HQI Program 3.7(b)

HSR Act 5.5

IGTs 1.7(c)

Immaterial Contracts 3.17

Indemnified Party 11.4

Indemnifying Party 11.4

Independent Consultant 12.24(a)

Information Services Agreement 2.2(k)

Intellectual Property 3.24

Interim Billings 1.7(b)

Justice Department 5.5

Knowledge of Sellers or Sellers’ Knowledge 12.29

Leased Real Property 1.1(a)

License Agreement 2.2(n)

Liens 1.1

Limited Powers of Attorney 2.2(j)

LIP 1.2(c)

LPPFs 1.7(c)

LPPF Tax Assets 1.7(c)

Material Adverse Effect 12.25

Material Consents 7.7

Material Contracts 3.17

MCO 1.7(d)

Non-Assigned Contract 12.3

OIG 3.7(c)

Operating Leases 3.10(g)

ORYX 3.7(b)

Owned Real Property 1.1(a)

Ownership Interest 1.1(o)

Partial Subsidiary or Partial Subsidiaries 3.28(a)

PCI DSS 3.26(a)

Permitted Encumbrances 3.10

Person 12.15

Physician Employees 10.10(a)

PIP 1.7(c)

Practice Group and Equity Interests Buyer Introduction

Privacy and Data Handling Requirements 3.26(a)

Privacy Laws 3.26(a)

Privacy Policies 3.26(a)

Purchase Price 1.5

Purchased Condominium Units 3.28(f)(2)

Purchased FESC Units 3.28(e)(2)

QNet 3.7(b)

RAC 1.2(c)

RCRA 3.14

Real Estate Buyer Introduction

Real Property 1.1(a)

Security Breach 3.26(a)

Seller or Sellers Introduction

Seller Cost Reports 10.8

Seller Employees 10.10(a)

Seller Guaranty 10.22

Seller Indemnified Parties 11.1

Seller Plans 10.10(d)

Sensitive Data 3.26(a)

Seven Rivers Hospital Buyer Introduction

Spring Hill/Brooksville Hospitals Buyer Introduction

SSA 3.16(d)

Stark Law 1.4(n)

State Health Agency 3.6

Submittal Date 12.24(b)

Surveys 6.3(b)

Survival Period 12.17

x

Tax or Taxes 3.15

Tax Return 3.15

Termination Notice 12.1

TGH Introduction

Title Commitment 6.3(a)

Title Company 6.3(a)

Title Evidence 6.3(c)

Title Policy 6.3(a)

Transition Marks 10.21

Transition Patients 1.7

Transition Period 10.21

Transition Services 1.7

WARN Act 3.16(c)

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of July 24, 2023, by and among (i) HERNANDO HMA, LLC, a Florida limited liability company (“Hernando HMA”), SPRING HILL HMA MEDICAL GROUP, LLC, a Florida limited liability company, BROOKSVILLE HMA PHYSICIAN MANAGEMENT, LLC, a Florida limited liability company, BRAVERA URGENT CARE, LLC, a Delaware limited liability company, CITRUS HMA, LLC, a Florida limited liability company, and CRYSTAL RIVER HMA PHYSICIAN MANAGEMENT, LLC, a Florida limited liability company (each of which may be referred to individually as a “Seller” and collectively as “Sellers”), (ii) CHS/COMMUNITY HEALTH SYSTEMS, INC., a Delaware corporation (“CHS”), (iii) FHSC NEWCO I, LLC, a Florida limited liability company (“Seven Rivers Hospital Buyer”), FHSC NEWCO II, LLC, a Florida limited liability company (“Spring Hill/Brooksville Hospitals Buyer”), FHSC REAL PROPERTY I, LLC, a Florida limited liability company (“Real Estate Buyer”), and TGH AMBULATORY SERVICES COMPANY, a Florida corporation (“Practice Group and Equity Interests Buyer”) (Seven Rivers Hospital Buyer, Spring Hill/Brooksville Hospitals Buyer, Real Estate Buyer, and Practice Group and Equity Interests Buyer may be referred to individually as a “Buyer” and collectively as “Buyers”), and (iv) FLORIDA HEALTH SCIENCES CENTER, INC. D/B/A TAMPA GENERAL HOSPITAL, a Florida not-for-profit corporation (“TGH”).

RECITALS:

A. Sellers collectively own or lease and (in both cases) operate general acute care hospitals known as Bravera Health Brooksville in Brooksville, Florida, Bravera Health Spring Hill in Spring Hill, Florida, and Bravera Health Seven Rivers in Crystal River, Florida (collectively, the “Hospitals”), together with certain related businesses, including freestanding emergency departments, urgent care centers, medical office buildings and facilities, outpatient care facilities, physician practices and facilities and ancillary services (collectively with the Hospitals, the “Facilities”).

B. Sellers desire to sell to Buyers and Buyers desire to purchase from Sellers substantially all of the assets of Sellers which are directly or indirectly related to, necessary for, or used in connection with, the operation of the Facilities on the terms and conditions set forth in this Agreement.

C. CHS is a party to this Agreement for purposes of guaranteeing the obligations of its subsidiaries or Affiliates as set forth herein.

D. TGH is a party to this Agreement for purposes of guaranteeing the obligations of its subsidiaries or Affiliates as set forth herein.

AGREEMENT:

NOW, THEREFORE, for and in consideration of the premises and the mutual agreements, covenants, representations, and warranties hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are forever acknowledged and confessed, the parties hereto agree as follows:

1. PURCHASE OF ASSETS.

1.1 Assets. Subject to the terms and conditions of this Agreement, as of the Closing (as defined in Section 2.1 hereof), Sellers agree to sell, convey, transfer, assign and deliver to Buyers, and Buyers agree to purchase, all right, title and interest of Sellers in and to all of the assets owned or used by Sellers in connection with the ownership and operation of the Facilities, other than the Excluded Assets (hereinafter defined), which assets shall include, without limitation, the following (the “Assets”):

(a) fee simple title to the real property described on Schedule 1.1(a)(i) hereto, together with all right, title and interest of Sellers in and to all improvements, any construction in progress, any other buildings and fixtures thereon, and all rights, privileges and easements appurtenant thereto (collectively, the “Owned Real Property”), and valid leasehold title to the real property that is leased by Sellers pursuant to the leases described on Schedule 1.1(a)(ii) (collectively, the “Leased Real Property”) (the Owned Real Property and the Leased Real Property are collectively referred to herein as the “Real Property”);

(b) all tangible personal property, including, without limitation, all major, minor or other equipment, machinery, computers, computer hardware, data processing equipment, instruments, vehicles, furniture, fixtures and furnishings of Sellers used or held for use in respect of the Facilities, and all warranties and other rights with respect to the foregoing;

(c) all supplies, drugs, inventory and other disposables and consumables used or held for use in respect of the Facilities;

(d) all deposits, prepaid expenses, advances, escrows, prepaid taxes and claims for refunds or credits in connection with the Facilities or Assets that will have continuing value to Buyers;

(e) all claims of Sellers against third parties to the extent such claims relate to the condition of the Assets or Facilities and, to the extent assignable, all warranties (express or implied) and rights and claims assertable by (but not against) Sellers related to the Assets and Facilities;

(f) to the extent legally transferable, all right, title and interest in the financial, patient, medical staff and personnel records relating to the Facilities (including, without limitation, all equipment records, medical administrative libraries, medical records, documents, catalogs, books, records, files, current personnel records, data and databases);

(g) all rights and interests in the contracts, commitments, leases, licenses and agreements listed on Schedule 1.1(g) hereto, including that certain Lease Agreement dated as of June 1, 1998, by and between Hernando County, Florida (“Hernando County”) and Hernando HMA, as amended (the “Hospital Lease”), and all Immaterial Contracts (hereinafter defined) (the contracts being assigned are referred to herein, collectively, as the “Contracts”);

(h) the Facilities’ Medicare, Medicaid, and other government payment program provider numbers listed on Schedule 1.1(h) hereto and all rights under the corresponding Medicare,

Medicaid, and other government payment program provider agreements, to the extent legally transferable;

(i) all licenses, franchises, accreditations, registrations and permits held by Sellers relating to the ownership, development, and operation of the Facilities (including, without limitation, any pending or approved governmental approvals), to the extent legally assignable;

(j) any patents, copyrights, trade secrets and applications and registrations associated therewith, goodwill associated therewith, licenses and sublicenses granted in respect thereto and rights thereunder, remedies against infringements thereof and rights to protection of interests therein;

(k) the trade names, trademarks, service marks, and domain names and addresses of the Facilities, and all rights, registrations, applications and goodwill associated therewith, set forth on Schedule 1.1(k) (the “Assigned Marks”);

(l) all goodwill associated with the Facilities and the Assets;

(m) petty cash;

(n) the telephone numbers used in connection with the business and operations of the Facilities;

(o) the ownership interests in the Partial Subsidiaries (hereinafter defined) held by Sellers or their Affiliates (each an “Ownership Interest”);

(p) the LPPF Tax Assets and all rights of the Hospitals or Sellers with respect to the Hospital Direct Payment Program (“DPP”) with respect to the operation of the Hospitals after the Effective Time;

(q) all property and rights of the foregoing types arising or acquired by Sellers between the date hereof and Closing;

(r) to the extent not otherwise described in this Section 1.1, all current assets taken into account in determining Acquired Net Working Capital under Section 1.6(a); and

(s) all other property of every kind, character or description owned, leased or licensed by Sellers and used or held for use in the business of the Facilities or the Assets, whether now owned or leased or hereafter acquired before Closing.

All Assets shall be transferred at Closing free and clear of any and all claims, security interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive rights, mortgages, deeds of trust, easements, hypothecations, prior assignments, title retention agreements, indentures, security agreements, transfer restrictions or any other limitation, encumbrance or restriction of any kind (collectively, “Liens”), except for the Permitted Encumbrances and the Assumed Liabilities.

1.2 Excluded Assets. Those assets of Sellers described below, together with any assets described on Schedule 1.2 hereto, shall be retained by Sellers (collectively, the “Excluded Assets”) and shall not be conveyed to Buyers:

(a) cash, cash equivalents and marketable securities (except petty cash);

(b) all accounts receivable arising from the rendering of services to patients at the Hospitals, billed and unbilled, recorded or unrecorded, with collection agencies or otherwise, accrued and existing in respect of services rendered prior to the Effective Time;

(c) all amounts payable to Sellers in respect of third party payors pursuant to retrospective settlements (including, without limitation, pursuant to Medicare, Medicaid and CHAMPUS/TRICARE cost reports filed or to be filed by Sellers for periods prior to the Effective Time (hereinafter defined), retrospective payment of claims that are the subject of CMS Recovery Audit Contractor (“RAC”) appeals, all payments associated with any Medicare accountable care organizations (“ACOs”), clinically integrated networks (“CINs”), or the Medicare Comprehensive Care for Joint Replacement Model (“CJR”) with respect to periods prior to the Effective Time, and all payments for periods prior to the Effective Time related to all Medicaid payments and programs, including, but not limited to (i) settlements or adjustments to prior Medicaid payments resulting from the State’s audit or other recalculation of Medicaid payments for services rendered prior to the Effective Time, (ii) Disproportionate Share (“DSH”), (iii) Low Income Pool (“LIP”), and (iv) DPP, and all appeals and appeal rights of Sellers relating to such settlements, including cost report settlements, for periods prior to the Effective Time;

(d) to the extent that the applicable Buyer does not need the same in connection with the operation of the Facilities or to defend any claims arising after the Effective Time, all records of Sellers relating to (i) litigation files and records, cost report records relating to periods of time prior to the Effective Time, tax returns and minute books, and (ii) the Excluded Assets and Excluded Liabilities, as well as all records which by law Sellers are required to maintain in their possession;

(e) prepaid insurance, prepaid assets dedicated to Sellers’ benefit plans and any reserves or prepaid expenses related to Excluded Assets and Excluded Liabilities (such as prepaid legal expenses or insurance premiums);

(f) any and all names, symbols, trademarks, logos or other symbols used in connection with the Facilities and the Assets which include the names “CHS,” “Community Health Systems,” “HMA” or any variants thereof or any other names which are proprietary to Sellers or their Affiliates (the “Excluded Marks”) (subject to the license rights set forth herein with respect thereto);

(g) any computer software, systems and programs which are proprietary to Sellers or their Affiliates;

(h) receivables from Sellers or their Affiliates;

(i) except as expressly set forth in Section 12.24 with respect to damage and loss to the Facilities arising prior to the Effective Time, Sellers’ insurance proceeds arising from pre-Effective Time incidents and Sellers’ assets held in connection with any self-funded insurance programs and reserves, if any;

(j) any claims of Sellers against third parties to the extent (and only to the extent) that such claims relate to the operation of the Facilities prior to the Effective Time or to the Excluded Assets or Excluded Liabilities;

(k) all of Sellers’ or any Affiliate’s proprietary manuals, marketing materials, policy and procedure manuals, standard operating procedures and marketing brochures, data and studies or analyses (subject to the terms of the License Agreement to be executed and delivered at Closing);

(l) all rights in connection with and the assets of Sellers’ employee benefit plans;

(m) all assets relating to home health or hospice operations;

(n) all national or regional contracts of Sellers or any Affiliate of Sellers which are made available to any of the Facilities by virtue of the Facilities being an Affiliate of Sellers (provided, however, that certain services provided under such contracts may be made available to Buyers pursuant to the Information Services Agreement);

(o) the electronic funds transfer accounts of the Facilities;

(p) inventory or supplies that are expired or beyond their useful life;

(q) all rights of Sellers in any contracts, commitments, leases and agreements which are not included in the Contracts;

(r) any claims against third party payors relating to underpayments or violation of prompt pay statutes with respect to periods prior to the Effective Time; and

(s) all rights of Sellers under this Agreement and its related documents.

1.3 Assumed Liabilities. In connection with the conveyance of the Assets hereunder, Buyers shall assume, as of the Effective Time, the future payment and performance of the following liabilities (the “Assumed Liabilities”) of Sellers:

(a) all obligations first accruing from and after the Effective Time with respect to the Contracts, including, without limitation, the Hospital Lease (but only to the extent that such obligations thereunder are required to be performed after the Effective Time and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by any Seller or any of their Affiliates prior to the Effective Time);

(b) the capital lease obligations set forth on Schedule 1.3 hereto; and

(c) all obligations and liabilities as of the Effective Time in respect of accrued vacation and holiday benefits of employees at the Hospitals who are hired by Buyers as of the

Effective Time, and related taxes, but only to the extent included in the determination of Acquired Net Working Capital.

1.4 Excluded Liabilities. Except for the Assumed Liabilities, Buyers shall not assume and under no circumstances shall Buyers be obligated to pay or assume, and none of the assets of Buyers shall be or become liable for or subject to any liability, indebtedness, commitment, or obligation of Sellers or their Affiliates, or with respect to the Facilities, whether known or unknown, fixed or contingent, recorded or unrecorded, currently existing or hereafter arising or otherwise (collectively, the “Excluded Liabilities”), including, without limitation, the following Excluded Liabilities:

(a) any debt, obligation, expense or liability that is not an Assumed Liability (including but not limited to accounts payable, accrued salaries and accrued liabilities);

(b) any liability or obligation arising out of or in connection with the Assets and/or ownership and operation of the Facilities prior to the Effective Time, including without limitation claims or potential claims for medical malpractice or general liability relating to acts, events or omissions asserted to have existed or occurred prior to the Effective Time;

(c) those claims and obligations (if any) specified in Schedule 1.4 hereto;

(d) all litigation, claims, actions, proceedings, liabilities and obligations relating to, in connection with or arising out of matters described or referred to (or required to be described or referred to) on Schedule 3.13;

(e) any liabilities or obligations associated with or arising out of any of the Excluded Assets;

(f) liabilities and obligations of Sellers or their Affiliates (with respect to the Facilities or Assets) in respect of periods prior to the Effective Time arising under the terms of the Medicare, Medicaid, CHAMPUS/TRICARE, BlueCross, or other third party payor programs, including, without limitation, in respect of third party payors pursuant to retrospective settlements (including, without limitation, pursuant to Medicare, Medicaid and CHAMPUS/TRICARE cost reports filed or to be filed by Sellers for periods prior to the Effective Time, RAC appeals, ACOs, CINs, CJR, and all liabilities and obligations for periods prior to the Effective Time related to all Medicaid payments and programs, including, but not limited to (i) settlements or adjustments to prior Medicaid payments resulting from the State’s audit or other recalculation of Medicaid payments for services rendered prior to the Effective Time, (ii) DSH, (iii) LIP, and (iv) DPP), and all appeals and appeal rights of Sellers relating to such settlements, any audit under the Medicare RAC program or any noncompliance with applicable law or contractual obligations related to the billing or collection of services, any ACOs, CINs, CJR, and any liability arising pursuant to the Medicare, Medicaid, CHAMPUS/TRICARE, Blue Cross, or any other third party payor programs as a result of the consummation of any of the transactions contemplated under this Agreement;

(g) federal, state or local Tax liabilities or obligations of Sellers or their Affiliates in respect of periods prior to the Effective Time or resulting from the consummation of the transactions contemplated herein including, without limitation, (1) any income tax, any franchise tax, any tax recapture, any sales and/or use tax, and any FICA, FUTA, workers’ compensation, and (2) any and all other taxes or amounts due and payable as a result of the exercise by the employees at the Facilities that are hired by Buyers following Closing of such employees’ right to vacation, sick leave, and holiday benefits accrued while in the employ of Sellers (provided, however, that this clause (g)(2) shall not apply to any and all such taxes payable with respect to any employee benefits constituting Assumed Liabilities);

(h) liability for any and all claims by or on behalf of employees, independent contractors, directors, officers, managers or other persons of Sellers, their Affiliates (with respect to the Facilities or Assets) or the Facilities relating to periods prior to the Effective Time including, without limitation, liability for any compensation-related payments, pension, profit sharing, deferred compensation, equity or equity-related compensation, incentive compensation, fringe benefit, tuition reimbursement, severance, termination pay, change in control or retention payments, bonuses or any other employee benefit plan of whatever kind or nature or any employee health and welfare benefit plans, liability for any unemployment compensation claim, or workers’ compensation claim, and any liabilities or obligations to former employees of Sellers, their Affiliates (with respect to the Facilities) or the Facilities under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), (provided, however, that this clause (h) shall not apply to any and all employee accrued vacation and holiday benefits constituting Assumed Liabilities under Section 1.3(c) hereof);

(i) any obligation or liability accruing, arising out of, or relating to any federal, state or local investigations of, or claims or actions against, Sellers or any of their Affiliates (with respect to the Facilities or Assets) or any of their employees, medical staff, agents, vendors or representatives with respect to acts, events, circumstances or omissions prior to the Effective Time;

(j) any civil or criminal obligation or liability accruing, arising out of, or relating to any acts or omissions of Sellers, their Affiliates or, to the extent related to their services to Sellers or their Affiliates or to the Facilities, their directors, officers, employees and agents, claimed to violate or not comply with any constitutional provision, statute, ordinance or other law, rule, regulation or order, consent decree, continuing disclosure agreement, license, permit or other agreement of or with any Government Entity;

(k) liabilities or obligations arising out of any breach, non-compliance or default by Sellers or their Affiliates under any Contract prior to the Effective Time;

(l) liabilities or obligations arising (whether as a result of any breach, non-compliance or default by Sellers or their Affiliates, or otherwise) at any time under any contract or commitment that is not expressly assumed by Buyers in this Agreement;

(m) any debt, obligation, expense, or liability of Sellers arising out of or incurred as a result of any transaction, act or omission of Sellers or their Affiliates (with respect to the Facilities) occurring after the Effective Time;

(n) any liability or obligation of Sellers and their Affiliates (with respect to the Facilities or Assets) relating to any violation or non-compliance with federal, state, foreign or other laws, rules, regulations, orders or decrees regulating fraud, including but not limited to those described on any disclosure schedule (including, for example, Schedule 3.8, Schedule 3.10,

Schedule 3.14, Schedule 3.16) and the federal Anti-Kickback Law (42 U.S.C. § 1320(a)-7(b) et seq.) (the “Anti-Kickback Law”), the Ethics in Patient Referrals Act (42 U.S.C. § 1395nn et seq.) (the “Stark Law”), and the False Claims Act (31 U.S.C. § 3729 et seq.) (the “False Claims Act”); and

(o) all liabilities and obligations relating to any oral agreements, oral contracts or oral understandings with any referral sources including, but not limited to, physicians, unless reduced to writing, identified on Schedule 1.1(g) hereto, and expressly assumed as part of the Contracts.

1.5 Purchase Price. The purchase price (the “Purchase Price”) for the Assets shall be Two Hundred Eighty Million Dollars ($280,000,000), plus the amount of the Acquired Net Working Capital (as defined in Section 1.6(a)) of Sellers as of the Effective Time, and minus the amount of capitalized/finance leases set forth on Schedule 1.3, that are assumed by Buyers hereunder (but expressly excluding, for this purpose, the Hospital Lease and any other real property leases that are classified as capitalized/finance leases). The Purchase Price shall be calculated as of the Closing based upon the estimated Acquired Net Working Capital (as determined in accordance with Section 1.6(b)), and shall be due and payable at the Closing by wire transfer of immediately available funds to an account designated by Sellers. The Purchase Price shall be further adjusted after the Closing in accordance with Section 1.6(a) to reflect the actual Acquired Net Working Capital as of the Effective Time (as determined in accordance with Section 1.6(b)).

1.6 Acquired Net Working Capital, Estimates and Audits.

(a) Acquired Net Working Capital. As used herein, the term “Acquired Net Working Capital” shall mean the aggregate current assets of Sellers conveyed to Buyers pursuant to Section 1.1 hereof (excluding those Excluded Assets which would otherwise be included in current assets), minus the aggregate current liabilities of Sellers assumed by Buyers pursuant to Section 1.3 hereof (excluding those Excluded Liabilities which would otherwise be included in current liabilities), all as determined in accordance with generally accepted accounting principles (“GAAP”) and as further described in and limited by this Section 1.6 and Schedule 1.6. In any case with respect to the computation of Acquired Net Working Capital (i) the following shall be included in current assets (and no Excluded Assets shall be included in current assets): petty cash, prepaid expenses, escrows and deposits paid by Sellers (including the LPPF Tax Assets), and supplies and inventory (valued as determined by an independent appraiser retained by Buyers), and (ii) only the following shall be included in current liabilities: accrued liabilities for vacation and holiday benefits for employees of Sellers who are hired by Buyers as of the Effective Time.

(b) Estimates and Adjustments. Attached hereto as Schedule 1.6 is a schedule of the mutually agreed upon Acquired Net Working Capital as of May 31, 2023, together with the principles, specifications and methodologies used in determining such Acquired Net Working Capital. At least ten (10) business days prior to Closing, Sellers shall deliver to Buyers a reasonable estimate of Acquired Net Working Capital as of the end of the most recently ended calendar month prior to the Closing Date for which financial statements are available and containing reasonable detail and supporting documents showing the derivation of such estimate. Such calculation of the Acquired Net Working Capital shall be estimated following the same mutually agreed upon principles, specifications and methodologies used to determine the Acquired Net Working Capital as of May 31, 2023, as specified in Schedule 1.6, and shall be used for purposes of calculating the Purchase Price at the Closing. Within ninety (90) days after the Closing, Sellers shall deliver to Buyers their determination of the actual Acquired Net Working Capital as of the Effective Time (following the same principles, specifications and methodologies used to determine the Acquired Net Working Capital as set forth on Schedule 1.6 and the estimated Acquired Net Working Capital at the Closing as provided for in this Section 1.6 above). Each party shall have full access to the financial books and records pertaining to the Facilities to confirm or audit Acquired Net Working Capital computations. Should Buyers disagree with Sellers’ determination of Acquired Net Working Capital, they shall notify Sellers within sixty (60) days after Sellers’ delivery of their determination of Acquired Net Working Capital. If Sellers and Buyers fail to agree within thirty (30) days after Buyers’ delivery of notice of disagreement on the amount of Acquired Net Working Capital, such disagreement shall be resolved in accordance with the procedure set forth in Section 1.6(c), which shall be the exclusive remedy for resolving accounting disputes relative to the determination of Acquired Net Working Capital. The Purchase Price shall be increased or decreased based on actual Acquired Net Working Capital as of the Effective Time, and within five (5) business days after determination thereof any increase shall be paid in cash by Buyers to Sellers, and any decrease shall be paid in cash to Buyers by Sellers.

(c) Dispute of Adjustments. In the event that Sellers and Buyers are not able to agree on the actual Acquired Net Working Capital within thirty (30) days after Buyers’ delivery of notice of disagreement, Sellers and Buyers shall each have the right to require that such disputed determination be submitted to PwC or another independent certified public accounting firm as Sellers and Buyers may then mutually agree upon in writing (the “Accounting Firm”) for computation or verification in accordance with the provisions of this Agreement. The Accounting Firm shall review the matters in dispute and, acting experts and not as arbitrators, shall promptly decide the proper amounts of such disputed entries (which decision shall also include a final calculation of actual Acquired Net Working Capital). The Accounting Firm’s determination shall be binding upon Sellers and Buyers, and such Accounting Firm’s fees and expenses shall be borne equally by Sellers and Buyers.

1.7 Transition Patients and Other Supplemental Payment Programs. To compensate Sellers for services rendered and medicine, drugs and supplies provided up to the Effective Time with respect to patients who are admitted as inpatients to the Hospitals prior to the Effective Time but who are not discharged until after the Effective Time (such patients being referred to herein as the “Transition Patients” and services rendered to them being referred to herein as the “Transition Services”), the parties shall take the following actions:

(a) As soon as practicable after the Closing Date, there shall be delivered to both parties a statement itemizing the Transition Services provided by each of the parties to Transition Patients whose medical care is paid for, in whole or in part, by Medicare, Medicaid, TRICARE, Blue Cross or any other third party payor who pays on a DRG, case rate or other similar basis (the “DRG Transition Patients”). As soon as practicable after the Closing Date, Sellers shall deliver to Buyers a list of Transition Patients which shall contain the number of patient days and list of detailed charges for each such Transition Patient as of the Effective Time. Buyers shall pay to Sellers an amount equal to (i) the total DRG and outlier payments (including capital and any deposits, deductibles or co-payments received by Buyers) per the remittance advice received by

Buyers on behalf of a DRG Transition Patient, multiplied by a fraction, the numerator of which shall be the total charges for the Transition Services provided to such DRG Transition Patient by Sellers (less non-covered charges), and the denominator of which shall be the sum of the total charges for all services provided to such DRG Transition Patient by Sellers and Buyers both up to and after the Effective Time (less non-covered charges), minus (ii) any deposits, deductibles or co-payments made or payable by such DRG Transition Patients to Sellers.

(b) As of Effective Time, cut-off billings (“Interim Billings”) for all Transition Patients not covered by Section 1.7(a) shall be prepared and sent following the discharge of the Transition Patients from the Hospitals. Any payments received by either Buyers or Sellers for such Interim Billings are the property of Sellers and shall be paid to Sellers, when and as received by Buyers, within ten (10) business days of the end of the month in which such payments are received. Any payments received by Sellers for services provided to such Transition Patients for Transition Services rendered by Buyers after the Effective Time are the property of Buyers and shall be paid to Buyers, when and as received by Sellers, within ten (10) business days of the end of the month in which such payments are received.

(c) The Medicaid DPP program is funded through provider taxes paid to local provider participation funds (“LPPFs”). The Hospitals participate in LPPFs with Citrus and Hernando Counties. The “LPPF Tax Assets” shall consist of all accumulated tax funds paid by the Hospitals to the LPPFs prior to the Effective Time, which the LPPFs have not submitted to the State of Florida through intergovernmental transfers (“IGTs”), and which the parties do not anticipate the LPPFs will submit retrospectively to the State of Florida through IGTs with respect to any Medicaid program year that ended prior to the Effective Time. Adelanto HealthCare Ventures (AHCV) or a similar entity maintains reconciliation workbooks that document each Hospital’s LPPF Tax Assets, which are calculated as the net of the following: taxes paid by the Hospitals, interest income earned by unused taxes, IGTs remitted by the LPPFs to the State of Florida, administrative expenses, other miscellaneous adjustments, and grant payments. If LPPFs refund LPPF Tax Assets to the Hospitals, the refunds belong to the party or parties that owned the associated LPPF Tax Assets.

As the owners of the LPPF Tax Assets, at and after the Effective Time, Buyers shall be entitled to the benefit of any payments that increase the amounts of the LPPF Tax Assets, including, without limitation: (i) grant payments received from the Florida Essential Healthcare Partnerships Foundation or a similar entity (the “Foundation”), and (ii) refunds received by the LPPFs from the State of Florida. Correspondingly, as the owners of the LPPF Tax Assets, at and after the Effective Time, Buyers shall be responsible for grant payments to the Foundation relating to in-county providers (if any, and none are anticipated). Grant payments made to the Foundation relating to out-of-county providers (if any, and none are anticipated) shall be the responsibility of the party or parties who received the DPP program payments for the respective program year, and shall be included as part of the allocation set forth in Section 1.7(d).

In the event that an outside agency audits the LPPF program and/or its participants, Buyers and Sellers will jointly select representation for audit defense. The costs of the representation will be borne in a proportion commensurate to the proportion of Foundation grant payments received by the parties that operated the Hospitals during the period(s) under audit.

Schedule 1.7(c) provides an illustration of the statements in this Section 1.7(c).

(d) If Buyers receive amounts related to any Medicare, Medicaid or other third party payor program such as DSH payments, LIP payments, DPP payments from Medicaid managed care organizations (“MCOs”) (inclusive of quality payments), medical education payments, Citrus or Hernando County payments, periodic interim payments (“PIP”), bi-weekly payments for Medicare bad debt, settlements for the retrospective audit or recalculation of Medicaid or county rates, payments, or programs, or payments for costs paid on a pass-through basis (such as capital costs), associated with the operation of the Hospitals prior to the Effective Time, Buyers shall tender the amount applicable to the period up to the Effective Time to Sellers within thirty (30) days of receipt. If Sellers receive amounts related to any Medicare, Medicaid or other third party payor program such as DSH payments, LIP payments, DPP payments from Medicaid MCOs (inclusive of quality payments), medical education payments, Citrus or Hernando County payments, PIP payments, bi-weekly payments for Medicare bad debt, settlements for the retrospective audit or recalculation of Medicaid or county rates or payments or programs, or payments for costs paid on a pass-through basis (such as capital costs), associated with the operations of the Hospitals relating to periods after the Effective Time, Sellers shall tender the same to Buyers within thirty (30) days of receipt. It is the intent of the parties that Buyers and Sellers shall receive amounts related to such payments applicable to the period of time the Hospitals were owned by such party during the period attributable to the payment. If the payment does not relate solely to a period prior to or after the Effective Time, each party will receive an amount equal to the payment multiplied by a fraction, the numerator of which shall be the number of days the Hospitals were owned by the party during the period attributable to the payment and the denominator of which shall be the total number of days attributable to the payment. In conjunction with a Medicare cost report, the Medicare Audit Contractor (MAC) may apply bi-weekly payments to a party that are not applicable to its period of ownership. If this occurs, the parties agree to make payments to one another so that each party receives third party payments applicable to the period of time it owned the Hospitals in accordance with the methodology delineated above.

(e) All payments required by this Section 1.7 shall be made within thirty (30) days of a party’s receipt of payment (or the end of the month in which payment was received, as applicable) with respect to a Transition Patient, accompanied by copies of remittances and other supporting documentation as are available and reasonably required by the other party. In the event that Buyers and Sellers are unable to agree on any amount to be paid under this Section 1.7, then such amount shall be determined through the binding process provided in Section 1.6(c) at the joint equal expense of Buyers and Sellers.

1.8 Prorations. Except as otherwise provided herein (for example, with respect to the determination of Acquired Net Working Capital) or as settled at the Closing, within ninety (90) days after the Closing Date (hereinafter defined), Sellers and Buyers shall prorate as of the Effective Time any amounts which become due and payable on or after the Closing Date with respect to (i) the Contracts, (ii) ad valorem taxes, if any, on the Assets (which shall be prorated as of the Closing), (iii) personal property taxes on the Assets (which shall be prorated as of the Closing) and (iv) all utilities servicing any of the Assets, including water, sewer, telephone, electricity and gas service. Any such amounts which are not available within ninety (90) days after the Closing Date shall be similarly prorated as soon as practicable thereafter.

2. CLOSING.

2.1 Closing. Subject to the satisfaction or waiver by the appropriate party of all of the conditions precedent to Closing specified in Sections 7 and 8 hereof, the consummation of the transactions contemplated by and described in this Agreement (the “Closing”) shall take place via electronic exchange of closing deliverables on November 30, 2023 (with required original documents listed in Section 2.2 to be delivered into escrow prior to Closing), or on such other date or at such other location as the parties may mutually designate in writing (the date of consummation is referred to herein as the “Closing Date”). The Closing shall be effective as of 12:00:01 a.m., local time, on the first day of the next calendar month immediately following the Closing Date, or at such other time as the parties may mutually designate in writing (such time, the “Effective Time”).

2.2 Actions of Sellers at Closing. At the Closing and unless otherwise waived in writing by Buyers, Sellers shall deliver to Buyers the following:

(a) (i) Original deeds containing special warranty of title (the “Deeds”), fully executed by each applicable Seller in recordable form, conveying to each applicable Buyer fee simple title to the Owned Real Property, (ii) an original assignment of the Hospital Lease in form and substance reasonably acceptable to the parties (the “Assignment of Hospital Lease”), fully executed by Hernando HMA in recordable form, assigning to the applicable Buyer leasehold title to the real property leased by Hernando HMA pursuant to the Hospital Lease (the “Hospital Leased Real Property”), and (iii) assignments of leases in form and substance reasonably acceptable to the parties (the “Assignments of Leases”), fully executed by each applicable Seller, assigning to each applicable Buyer leasehold title to the Leased Real Property other than the Hospital Lease, in each case, subject only to the Permitted Encumbrances and the Assumed Liabilities;

(b) With respect to each applicable Buyer, a General Assignment, Conveyance and Bill of Sale in form and substance reasonably acceptable to the parties, fully executed by each applicable Seller, conveying to each applicable Buyer all of such Seller’s right, title and interest in the Assets, free and clear of all liabilities and Liens other than the Assumed Liabilities and Permitted Encumbrances;

(c) With respect to each applicable Buyer, an Assignment and Assumption Agreement in form and substance reasonably acceptable to Buyers (the “Assignment and Assumption Agreement”), fully executed by the applicable Seller, conveying to each applicable Buyer such Seller’s interests in the Contracts free and clear of all liabilities and Liens other than the Assumed Liabilities and Permitted Encumbrances;

(d) Copies of limited liability or corporate resolutions, as the case may be, duly adopted by the Board of Directors or applicable managers and/or members of each Seller, authorizing and approving the consummation and performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and of full force as of the Closing, by the appropriate members, managers or officers of each Seller;

(e) A Certificate of the President or a Vice President of each Seller, certifying as to the satisfaction of the conditions precedent contained in Section 7.1 and Section 7.5 of this Agreement;

(f) Certificates of incumbency for the respective managers and/or officers of each Seller and Affiliate executing this Agreement and any other agreements or instruments contemplated herein or making certifications for the Closing dated as of the Closing Date;

(g) Certificates of existence and good standing of each Seller from the state in which it is incorporated or formed, dated within ten (10) business days prior to the Closing;

(h) All original Certificates of Title or similar documents of title (endorsed in blank) and other documents evidencing an ownership interest conveyed as part of the Assets;

(i) A standard form owner’s affidavit (modified as necessary to make factually accurate) from the appropriate Seller as required by the Title Company (as defined in Section 6.3 hereof) to issue the Title Policy (as defined in Section 6.3 hereof) as described in and provided by Section 7.3 hereof;

(j) Limited Powers of Attorney as contemplated by Section 10.12 (the “Limited Powers of Attorney”), fully executed by the applicable Sellers;

(k) An Information Technology Transition Services Agreement as contemplated by Section 10.14 (the “Information Services Agreement”) and the Business Associate Agreement, in substantially the form attached thereto (the “Business Associate Agreement”), fully executed by the appropriate Affiliate(s) of Sellers;

(l) A Hospital Transition Services Agreement as contemplated by Section 10.15 (the “Hospital Transition Services Agreement”), fully executed by the appropriate Affiliate(s) of Sellers;

(m) A Clinic Billing and Collection Agreement as contemplated by Section 10.16 (the “Clinic Billing and Collection Agreement”), fully executed by the appropriate Affiliate(s) of Sellers;

(n) A License Agreement for Policy and Procedure Manuals as contemplated by Section 10.17 (the “License Agreement”), fully executed by the appropriate Affiliate(s) of Sellers;

(o) An assignment of the Ownership Interest in FESC in form and substance reasonably acceptable to the parties (the “Assignment of Ownership Interest”), fully executed by the appropriate Seller or Affiliate, conveying to the appropriate Buyer such Ownership Interest free and clear of all Liens other than any restrictions set forth in the governing documents of FESC (other than any applicable consent requirements, if any, and similar rights in connection with the assignment of such Ownership Interest to the applicable Buyer, which are to be satisfied in connection with Closing) and applicable securities laws;

(p) A certification (in such form as may be reasonably requested by Buyers) conforming to the requirements of Treasury Regulations 1.1445-2(c)(3) and 1.897-2(h);

(q) Copies of the Material Consents, which shall be in full force and effect as of the Closing, and copies of other consents and estoppels obtained by Sellers pursuant to Section 5.11;

(r) Payoff letters, termination statements, releases and other evidence satisfactory to Buyers of the release of all Liens on, attached to, or otherwise associated with any of the Assets (other than Permitted Encumbrances);

(s) A duly completed and executed IRS Form W-9 for each Seller;

(t) A copy of resolutions duly adopted by the Board of Directors or applicable managers of Florida Endoscopy Surgery Center, LLC, a Florida limited liability company (“FESC”), authorizing and approving the admission of the Practice Group and Equity Interests Buyer as a member of FESC having the rights of an “HMA Member” as such term is defined in the FESC LLC Agreement, certified as true, correct and complete and in full force as of the Closing, by the Secretary or other appropriate officer or manager of FESC;

(u) A copy of the notice of the co-sale rights under Section 11.05 of the Second Amended and Restated Limited Liability Company Agreement of FESC dated effective as of March 31, 2021 (the “FESC LLC Agreement”), delivered to each of the members of FESC;

(v) Resignation letters from the individuals who serve as members of the Board of Directors or managers or officers of FESC appointed by the HMA Member (including in such individual’s capacity as a direct and as an officer or manager of FESC) effective as of the Effective Time; and

(w) Such other instruments, agreements and documents as the parties reasonably agree are appropriate and necessary to effect the transactions contemplated hereby.

2.3 Actions of Buyers at Closing. At the Closing and unless otherwise waived in writing by Sellers, Buyers shall deliver to Sellers the following:

(a) An amount equal to the Purchase Price in immediately available funds;

(b) The Assignment of Hospital Lease, fully executed by the appropriate Buyer;

(c) The Assignments of Leases, fully executed by each applicable Buyer, pursuant to which Buyers shall assume the future payment and performance of the leases of the Leased Real Property as provided in this Agreement;

(d) The Assignment and Assumption Agreements, fully executed by each applicable Buyer, pursuant to which Buyers shall assume the future payment and performance of the Contracts and the Assumed Liabilities as provided in this Agreement;

(e) Copies of resolutions duly adopted by the Board of Directors or the applicable members and/or managers of each Buyer authorizing and approving their respective performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and in full force as of the Closing, by the appropriate officers of each Buyer;

(f) Certificate of the Chief Executive Officer, President, Chief Financial Officer or a Vice President of each Buyer, certifying as to the satisfaction of the condition precedent contained in Section 8.1 of this Agreement;

(g) Certificates of incumbency for the respective officers and managers of each Buyer executing this Agreement and any other agreements or instruments contemplated herein or making certifications for the Closing dated as of the Closing Date;

(h) Certificates of existence and good standing of each Buyer from the state in which each is incorporated or formed, dated within ten (10) business days prior to the Closing;

(i) The Limited Powers of Attorney, fully executed by the applicable Buyers;

(j) The Information Services Agreement and the Business Associate Agreement in substantially the form attached thereto, fully executed by Buyers or their Affiliates(s), as applicable;

(k) The Hospital Transition Services Agreement, fully executed by Buyers or their Affiliates(s), as applicable;

(l) The Clinic Billing and Collection Agreement, fully executed by Buyers or their Affiliates(s), as applicable;

(m) The License Agreement, fully executed by Buyers or their Affiliates(s), as applicable;

(n) The Assignment of Ownership Interest, fully executed by the appropriate Buyer; and

(o) Such other instruments and documents as the parties reasonably agree are appropriate and necessary to effect the transactions contemplated hereby.

3. REPRESENTATIONS AND WARRANTIES OF SELLERS. As of the date hereof, and, when read in light of any Schedules which have been updated in accordance with the provisions of Section 12.1 hereof, as of the Closing Date, Sellers jointly and severally represent and warrant to Buyers the following:

3.1 Existence and Capacity. Each Seller is a limited liability company, duly organized and validly existing in good standing or in active status (as applicable) under the laws of the state of its formation. Each Seller has the requisite power and authority to conduct its business as now being conducted. CHS is a corporation, duly organized and validly existing in good standing under the laws of the State of Delaware. CHS has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to conduct its business as now being conducted.

3.2 Powers; Consents; Absence of Conflicts with Other Agreements, Etc. The execution, delivery, and performance by each Seller and their Affiliates, including CHS, of this Agreement and all other agreements referenced herein, or ancillary hereto, to which such Seller or its Affiliate(s) are a party, and the consummation by each Seller and its Affiliates, including CHS, of the transactions contemplated by this Agreement and the documents described herein, as applicable:

(a) are within its corporate or limited liability company powers, are not in contravention of corporate or limited liability company law or of the terms of its organizational documents, and have been duly authorized by all appropriate corporate or limited liability company action;

(b) except as contemplated by Sections 5.4 and 5.5, do not require any approval or consent required to be obtained by Sellers or their Affiliates of, or filing required to be made by Sellers or their Affiliates with, any Government Entity bearing on the validity of this Agreement which is required by law or the regulations of any such Government Entity;

(c) assuming the receipt of any consents required pursuant to the Contracts, will neither conflict with, nor result in any breach or contravention of, nor give rise to any early termination right or accelerate any right or remedy under, or the creation of any Lien under, any indenture, agreement, lease, instrument or understanding to which it is a party or by which it or the Assets and Facilities are bound or subject;

(d) will not violate any statute, law, rule, or regulation of any Government Entity to which it or the Assets may be subject; and

(e) will not violate any judgment, decree, order, writ or injunction of, or agreement with, any Government Entity to which it, the Facilities or the Assets may be subject.

3.3 Binding Agreement. This Agreement and all agreements to which any Seller or its Affiliates, including CHS, will become a party pursuant hereto are and will constitute the valid and legally binding obligations of such Seller or Affiliate, respectively, and are and will be enforceable against it or them in accordance with the respective terms hereof or thereof.

3.4 Financial Statements. Sellers have delivered to Buyers copies of the following financial statements of Sellers and FESC (“Financial Statements”), which Financial Statements are maintained on an accrual basis:

(a) Unaudited Balance Sheet dated as of May 31, 2023 (the “Balance Sheet Date”);

(b) Unaudited Income Statement for the five (5) month period ended on the Balance Sheet Date; and

(c) Unaudited Balance Sheets and Income Statements for the fiscal years ended December 31, 2021 and 2022.

Except as set forth in Schedule 3.4, such Financial Statements have been (and the monthly financial statements delivered pursuant to Section 5.6 will be) prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated. Such Balance Sheets present fairly in all material respects (and, in the case of financial statements delivered pursuant to Section 5.6, will present fairly in all material respects) the financial condition of each Seller or FESC as of the dates indicated thereon, and such Income Statements present fairly in all material respects (and, in the case of financial statements delivered pursuant to Section 5.6, will present fairly in all material respects) the results of operations of each Seller and FESC for the periods indicated thereon.

3.5 Certain Post-Balance Sheet Results. Except as set forth in Schedule 3.5 hereto, since the Balance Sheet Date there has not been any:

(a) Material Adverse Effect (hereinafter defined);

(b) material damage, destruction, or loss (whether or not covered by insurance) to any Hospital or free-standing emergency department, or affecting the Facilities (taken as a whole);

(c) actual or threatened employee strike, work stoppage, or labor dispute pertaining to the Facilities;

(d) sale, assignment, transfer, or disposition of any item of property, plant or equipment included in the Assets having a value in excess of Twenty-Five Thousand Dollars ($25,000) (other than supplies), except in the ordinary course of business consistent with past practices;

(e) general increases in the compensation payable by Sellers to any of their employees or independent contractors outside of the ordinary course of business, or any increase in, or institution of, any bonus, insurance, pension, profit-sharing or other employee benefit plan, remuneration or arrangements made to, for or with such employees;

(f) adoption, modification, or termination of any employment, severance, retention, or other agreement with any current or former employee, officer, director, independent contractor, or consultant of Sellers with respect to the Facilities that increase the costs to operate the Facilities or perform under the Contracts in any material respect;

(g) changes in the composition of the medical staff of the Facilities outside the ordinary course of business;

(h) loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers, or employees of Sellers or the Partial Subsidiaries with respect to the Facilities;

(i) material adjustments or write-offs in accounts receivable or reductions in reserves for accounts receivable outside the ordinary course of business;

(j) changes in the accounting methods or practices employed by Sellers or the Partial Subsidiaries, or changes in depreciation or amortization policies;

(k) material transaction pertaining to any of the Facilities outside the ordinary course of business;

(l) adoption of any plan of merger, consolidation, reorganization, liquidation, or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy laws or consent to the filing of any bankruptcy petition against it under any similar law;

(m) acceleration, termination, material modification to, or cancellation of any material license or permit;

(n) incurrence, assumption or guaranty of any indebtedness for borrowed money in connection with the operation of the Facilities (other than such indebtedness incurred in the ordinary course as will be repaid in full or released at Closing);

(o) disposition or lapse of any material rights in respect of any Intellectual Property rights owned or licensed by any Seller that were used in the operation of the Facilities as of the Balance Sheet Date;

(p) change in its historical practices with respect to purchasing inventory and supplies;

(q) reduction in the licensed bed capacity or discontinuation of any clinical services of the Facilities;

(r) material Tax election made, revised or rescinded, material Tax liability or Tax refund claim settled or compromised, material amendment to any Tax Return, or any material position on any Tax Return taken that is inconsistent with past practice, in each case, relating to the Assets, the Facilities or the operation of the Facilities;

(s) commitment to make any single capital expenditure in excess of Twenty-Five Thousand Dollars ($25,000) with respect to the Facilities, or commitment to make aggregate capital expenditures in excess of Two Hundred Fifty Thousand Dollars ($250,000) (on a consolidated basis) with respect to the Facilities, which expenditures, in either case, will not be paid in full prior to Closing; or

(t) contract or undertaking to do any of the foregoing.

3.6 Licenses. Each Facility is, and for the past five (5) years has been, duly licensed pursuant to the applicable laws of the State of Florida and is, and has been, at all times during the last five (5) years, in compliance in all material respects with all state and local licensure rules and regulations. The pharmacies, laboratories, and all other ancillary departments owned or operated by Sellers and located at the Facilities or operated for the benefit of the Facilities which are required to be specially licensed are duly licensed by the appropriate licensing agency (the “State Health Agency”) and have been, at all times during the last five (5) years, in compliance in all material respects with all legal requirements of the State Health Agency. Sellers and FESC have all material licenses, registrations, permits, and approvals which are needed to operate the businesses owned or operated by them at the Facilities. Set forth on Schedule 3.6 is an accurate and complete list of all such licenses, registrations, permits and approvals owned or held by Sellers or FESC relating to the ownership, development, or operation of the Facilities or the Assets, all of which are now and as of the Closing shall be in good standing. To the Knowledge of Sellers, no event has occurred and no facts exist with respect to any such license, registration, permit or approval that would be reasonably likely to result in, after notice or lapse of time or both, the suspension, revocation, termination, or impairment of any such license, registration, permit or approval. Except as set forth on Schedule 3.6, none of Sellers nor the Facilities have received, during the last five (5) years, any written notice from any Government Entity alleging any violation of any license, registration, permit or approval owned or held by any Seller or any Facility, except to the extent such alleged violation has been corrected to the satisfaction of the applicable Government Entity through the submission by Sellers of plans of correction or similar processes.

3.7 Medicare Participation/Accreditation.

(a) Each Hospital and free-standing emergency department is qualified for participation in the Medicare, Medicaid and CHAMPUS/TRICARE programs (collectively, the “Governmental Programs”), is currently enrolled and a participating provider in such programs, has current and valid provider contracts with such programs, is and has been, for the last five (5) years, in compliance in all material respects with the conditions of participation in such programs, and has received all approvals or qualifications necessary for capital reimbursement for each Hospital. Each Hospital and free-standing emergency department is duly accredited, with no contingencies (except as set forth on Schedule 3.7(a)), by The Joint Commission. Copies of the most recent accreditation letters and survey reports for the last five (5) years from The Joint Commission pertaining to each Hospital and free-standing emergency department have been made available to Buyers. During the last five (5) years, all billing practices of Sellers with respect to the Facilities to all third party payors, including the Governmental Programs and private insurance companies, have been in material compliance with all applicable laws, regulations and policies of such third party payors and Governmental Programs, and neither Sellers nor the Facilities have billed or received any payment or reimbursement in excess of amounts allowed by law. During the last five (5) years, Sellers have timely filed, submitted, or obtained in the ordinary course of business all material reports, billings, and documents required to be filed, submitted, or obtained to receive reimbursement from Medicare, Medicaid, or other third-party payment programs, as applicable, for services furnished by the Facilities. Neither Sellers nor the Facilities, or any of their officers, managers, directors, managing employees, service providers or controlling members or shareholders are excluded from participation in the Governmental Programs, nor to Sellers’ knowledge is any such exclusion threatened. Sellers perform periodic searches of relevant data bases to confirm no such individuals have been excluded from participation in the Governmental Programs. Except as set forth on Schedule 3.7(a), no Seller or FESC has received any written notice from any of the Governmental Programs, or any other third party payor programs of any pending or, to Sellers’ knowledge, threatened investigations or surveys relating to the Facilities.

(b) The Facilities have registered with the QNet Exchange (“QNet”) as and to the extent required by The Centers for Medicare and Medicaid Services (“CMS”) under its Hospital Quality Initiative Program (the “HQI Program”). The Facilities have submitted all quality data required under the HQI Program to CMS or its agent and otherwise complied in all material respects with all requirements of the HQI Program, and have submitted all quality data required under the ORYX Core Measure Performance Measurement System (“ORYX”) to The Joint Commission, for all calendar quarters concluded during the last five (5) years, except for any quarter for which the respective reporting deadlines have not yet expired. All such submissions of quality data have been made in accordance in all material respects with applicable reporting deadlines and in the form and manner required by CMS and The Joint Commission, respectively. The Facilities have not received written notice of any reduction in reimbursement under the Medicare program resulting from their failure to report quality data to CMS or its agent as required under the HQI Program. Sellers have provided Buyers with the HQI Program “validation results” for all calendar quarters concluded during the last five (5) years, except for any quarter for which the respective reporting deadlines have not yet expired.

(c) Except as set forth on Schedule 3.7(c), no Seller or Facility (i) is a party or subject to a Corporate Integrity Agreement with the Office of Inspector General of the United States Department of Health and Human Services (the “OIG”), (ii) has any reporting obligations pursuant to any settlement agreement entered into with any Government Entity, (iii) has been, to Sellers’ knowledge, within the past five (5) years, the subject of any governmental payer program investigation conducted by any federal or state enforcement agency, (iv) is not and has not been, within the past five (5) years a defendant in any unsealed qui tam/False Claims Act litigation, (v) during the past five (5) years has been served with or received any search warrant, subpoena, civil investigative demand, or, to Sellers’ knowledge, contact letter or telephone or personal contact by or from any federal, state or local enforcement agency, (vi) to the knowledge of Sellers, during the past five (5) years, has been the subject of any focused reviews, Zone Program Integrity Contractor audits, RAC audits, Medicaid Integrity Program audits, Comprehensive Error Rate Testing Contractor audits, Supplemental Medical Review Contractor audits, MAC audits or any other similar audits with respect to any Governmental Program, (vii) during the past five (5) years, has made a filing pursuant to the OIG’s Self Disclosure Protocol or other voluntary disclosure to the OIG, CMS or other Government Entity, and (viii) has not during the past five (5) years received any written complaints from any employee, independent contractor, vendor, physician or other person or organization that would indicate (or alleging any such violation) that such Seller has violated in any material respect any healthcare law or regulation.

3.8 Regulatory Compliance.

(a) Except as set forth on Schedule 3.8 hereto, Sellers are, and during the past six (6) years have been, in compliance in all material respects with all applicable statutes, rules, regulations, and requirements of the Government Entities having jurisdiction over the Facilities and the operations of the Facilities. As used herein, “Government Entity” means any government or any branch, agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any Government Program. Sellers and the Facilities have timely and accurately filed all reports, data, and other information required to be filed with the Government Entities. None of Sellers, the Facilities nor any of their employees, officers or directors has committed a violation of federal or state laws regulating fraud, including but not limited to the federal Anti-Kickback Law, the Stark Law, and the False Claims Act. Sellers’ contracts with physicians are in compliance in all material respects with all applicable state corporate practice of medicine and fee-splitting laws and regulations. Sellers and the Facilities are, and during the past six (6) years have been, in compliance in all material respects with the Health Insurance Portability and Accountability Act of 1996, as amended by Subtitle D of the

Health Information Technology for Economic and Clinical Health Act of 2009, and any regulations promulgated thereunder, as each may be amended from time to time (“HIPAA”).

(b) Neither any Seller nor any employee, agent or contractor of a Seller in their capacity as such or otherwise relating to a Seller or the Facilities, has offered, paid, solicited or received any remuneration, kickback, bribe or rebate to or from any person in exchange for business or payments from or to any such person in violation of applicable law. All contracts or other formal or informal arrangements, including the terms, methodology, amount and payment of any compensation, benefits or other remuneration provided, paid or made available thereto (directly or indirectly), between a Seller and any referral source or other person in a position to make or influence referrals or to otherwise generate business for any Seller, is and has been in compliance in all material respects with applicable health care laws.

(c) An Affiliate of Sellers has received written confirmation from the OIG with respect to that certain Corporate Integrity Agreement dated July 28, 2014, between the OIG and Community Health Systems, Inc., as amended and extended effective September 21, 2018, acknowledging that such Corporate Integrity Agreement is no longer in force or effect and which Corporate Integrity Agreement continues to no longer be in force or effect.

3.9 Equipment. Sellers have delivered to Buyers a schedule as of the Balance Sheet Date which includes and takes into consideration all the material equipment associated with, or constituting any part of, the Facilities and the Assets. Since March 15, 2023, Sellers have not moved any material fixed assets that were in use at the Facilities off of the premises of the Facilities.

3.10 Real Property. Sellers own good and indefeasible fee simple and/or good and valid leasehold title, as the case may be, to the Real Property. The Real Property will be conveyed to Buyers free and clear of any and all Liens except (i) any lien for ad valorem and non-ad valorem property taxes not yet due and payable, (ii) any lease obligations under the Contracts assumed by Buyers, (iii) easements, restrictions and other matters of record, so long as such matters do not, collectively or individually, materially interfere with the operations of the Hospitals and other Facilities in a manner consistent with the current use, (iv) zoning regulations and other governmental laws, rules, regulations, codes, orders and directives affecting the Real Property, (v) unrecorded easements, discrepancies, boundary line disputes, overlaps, encroachments and other matters that would be revealed by an accurate survey or inspection of the Real Property, so long as such matters do not, collectively or individually, materially interfere with the operations of the Hospitals and other Facilities in a manner consistent with the current use, (vi) any encumbrances or defects that do not materially interfere with the operations of the Hospitals and other Facilities in a manner consistent with the current use, (vii) any Liens arising under the Contracts assumed by Buyers, and (viii) with respect to the Leased Real Property, any encumbrances which encumber the fee interest in such property (collectively, the “Permitted Encumbrances”). With respect to the Real Property:

(a) Except as set forth in Schedule 3.10(a), no Seller has received during the past five (5) years written notice from any Government Entity of a material violation of any applicable ordinance or other law, rule, code, order, directive or regulation with respect to the Owned Real Property or the Hospital Leased Real Property, which violation has not been corrected;

(b) Except as set forth in Schedule 3.10(b), to the knowledge of Sellers, the Owned Real Property and its operation are in material compliance with all applicable zoning regulations or ordinances or are considered legally non-conforming or “grandfathered” thereunder;

(c) There are no tenants or other persons or entities occupying any space in the Real Property, other than pursuant to tenant leases described in Schedule 3.10(c), and no tenants have paid rent in advance for more than one month and no improvement credit or other tenant allowance of any nature is owed by Sellers to any tenant pursuant to such tenant leases, nor is any landlord improvement work required to be completed by Sellers pursuant to such tenant leases, and, to the knowledge of Sellers, no tenant is in material default under such tenant leases, except as disclosed in Schedule 3.10(c);

(d) Attached to Schedule 3.10(d) is a “rent roll” which sets forth for those leases where a Seller is landlord (i) the names of then current tenants, (ii) the rental payments for the then current month under each of the leases, and (iii) the security deposits held by Sellers for each tenant listed on the rent roll;

(e) Except as set forth on Schedule 3.10(e), no Seller has received during the past five (5) years any written notice from any Government Entity of any (i) existing, proposed or contemplated plans to modify or realign any street or highway or any existing, proposed or contemplated eminent domain proceeding that would result in the taking of all or any part of the Owned Real Property or the Hospital Leased Real Property or that would materially and adversely affect the current use of any part of the Owned Real Property or the Hospital Leased Real Property, (ii) public improvements that are required to be made and which have not heretofore been assessed against the Owned Real Property or the Hospital Leased Real Property, or (iii) pending or threatened special, general or other assessments against or affecting any of the Owned Real Property or Hospital Leased Real Property (other than municipal or county-wide assessments in the ordinary course) which have not heretofore been assessed;

(f) Except as set forth on Schedule 3.10(f), all permanent certificates of occupancy and all other material licenses, permits, authorizations, consents, certificates and approvals required by all Governmental Entities having jurisdiction for the current use of the Owned Real Property have been issued for the Owned Real Property, have been paid for and are in full force and effect;

(g) Schedule 3.10(g) sets forth an accurate and complete list of all written and oral leases, subleases, licenses or other rental agreements that grant or will grant to any Seller as lessee, sublessee or licensee thereunder a possessory interest in and to any space in the Leased Real Property necessary for the operation of the Facilities as currently conducted, including any ground leases and any leases for parking (collectively, the “Operating Leases”). Sellers have delivered or otherwise made available to Buyers materially complete, correct and current copies of all Operating Leases. Except as set forth on Schedule 3.10(g), there are no Seller Guaranties with respect to the Operating Leases and the Operating Leases are assignable by the applicable Seller to the applicable Buyer, subject to obtaining any required consents to such assignment. The Operating Leases have not been modified, amended or assigned by Sellers, except as set forth on Schedule 3.10(g), are legally valid, binding and enforceable against the applicable Seller and, to Sellers’ knowledge, all other parties thereto in accordance with their respective terms and are in full force and effect. Except as set forth on Schedule 3.10(g), there are no material defaults by Sellers or, to Sellers’ knowledge, any other party under any of the Operating Leases, and, to the knowledge of Sellers, no event has occurred which with the giving of notice or passage of time, or both, would constitute a material default under any of the Operating Leases;

(h) Except as set forth on Schedule 3.10(h), no Seller is a party to or subject to any Tax abatement agreement relating to the Owned Real Property nor are there any outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Owned Real Property may be subject following the Closing;

(i) To Sellers’ knowledge, Sellers have made available to Buyers true and materially complete copies of all written title reports, land surveys, title policies and environmental or geotechnical assessments in the possession of Sellers or their Affiliates that were created or conducted by third parties within the past five (5) years relating to the Owned Real Property or the Hospital Leased Real Property; provided, however, that Sellers have not made and are not making any representations or warranties relating to such items, and Buyers utilize such items at their own risk; and

(j) The Real Property comprises all of the real property owned or leased or otherwise used or occupied by Sellers that is associated with or employed in the operation of the Facilities.

3.11 Title to Other Assets. As of the Closing, Sellers shall own and hold good and valid title or leasehold interests, as the case may be, to all of the tangible Assets other than the Real Property, and at the Closing Sellers will assign and convey to Buyers such title or leasehold interests, as the case may be, to all of such Assets, subject only to the Permitted Encumbrances and the Assumed Liabilities.

3.12 Employee Benefit Plans.

(a) Schedule 3.12 sets forth a true, complete and correct list of all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), all specified fringe benefit plans as defined in Section 6039D of the Internal Revenue Code of 1986, as amended (the “Code”), and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, welfare plan or employment, change in control, confidentiality or non-competition agreement or any other similar plan, agreement, policy or understanding (whether oral or written, qualified or non-qualified) and any trust, escrow or other funding arrangement related thereto (collectively, the “Benefit Plans”), which is currently or has been sponsored, maintained or contributed to for or on behalf of the employees, former employees, independent contractors or directors (or any of their dependents) of Sellers or pursuant to which Sellers have any liability or obligation.

(b) To Sellers’ knowledge, (i) each of the Benefit Plans is and has been maintained and administered in all material respects in compliance with its terms and applicable legal requirements (including ERISA), (ii) there have been no prohibited transactions, breaches of fiduciary duty or other breaches or violations of any law applicable to the Benefit Plans that could subject Buyers to any liability, (iii) each Benefit Plan intended to be qualified under Section 401(a) of the Code has a current favorable determination letter (or, in the case of a master and prototype or regional prototype plan, a favorable opinion or notification letter, as applicable) or an application therefore is pending with the IRS, (iv) no event has occurred which could cause any of the Benefit Plans to become disqualified or fail to comply with the applicable requirements of Section 401(a) of the Code, or that would otherwise cause a distribution therefrom that is otherwise eligible for rollover treatment under Section 408 of the Code to be ineligible to be rolled into an individual retirement account or a plan that is qualified under Section 401(a) of the Code.

(c) Except as set forth on Schedule 3.12, for the past six (6) years, no Seller nor any ERISA Affiliate of Sellers or Sellers’ sponsors, has maintained, contributed to, or been required to contribute to an employee benefit plan that is (i) a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, (ii) subject to Title IV of ERISA, Sections 302 or 303 of ERISA or Sections 412 or 436 of the Code, or (iii) a multiple employer plan as defined in Section 413(c) of the Code. ERISA Affiliate shall mean any entity that would be treated as a single employer with Sellers or any of their subsidiaries under the provisions of the Code and ERISA.

(d) None of the Benefit Plans listed on Schedule 3.12 that are “welfare benefit plans,” within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a “group health plan” as defined in Section 4980B(g) of the Code and Section 607 of ERISA. The consummation of the transactions contemplated hereby will not (i) result in an increase in or accelerate the vesting of any of the benefits available under any benefit plan, or (ii) otherwise entitle any employee to severance pay or any other payment from Sellers.

3.13 Litigation or Proceedings. Sellers have delivered to Buyers an accurate list and summary description (which is set forth as Schedule 3.13) of all currently pending litigation or legal proceedings with respect to the Sellers, Facilities and the Assets. Except to the extent set forth on Schedule 3.13, there are no claims, actions, suits, proceedings, or investigations pending, or to the knowledge of Sellers, threatened, against Sellers, the Facilities or the Assets (or against Sellers or any of their other Affiliates and relating, in whole or in part, to the Facilities or the Assets) at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality wherever located. There are no judgments, orders, decrees, citations, fines or penalties heretofore assessed against Sellers or their Affiliates affecting the Assets, the Facilities or the Assumed Liabilities under any federal, state or local law.

3.14 Environmental Laws. Except as set forth on Schedule 3.14 hereto, (i) to the knowledge of Sellers, neither the Owned Real Property nor the Hospital Leased Real Property are subject to any material environmental hazards, risks or liabilities, (ii) Sellers and, to the knowledge of Sellers, the Facilities are not in violation of any federal, state or local statutes, regulations, laws or orders pertaining to the protection of the environment (collectively, “Environmental Laws”), including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, as amended (“CERCLA”), and the Resource Conservation and Recovery Act, as amended (“RCRA”), and (iii) no Seller has received any written notice alleging or asserting either a violation of any Environmental Law or an obligation to investigate, assess, remove, or remediate the Owned Real Property or the Hospital Leased Real Property, under or pursuant to any Environmental Law. No “Hazardous Substances” (which for purposes of this Section 3.14 shall mean and include polychlorinated biphenyls, asbestos, and any substances, materials, constituents, wastes, or other elements which are included under or regulated by any Environmental Law, including, without limitation, CERCLA and RCRA) have been disposed of on or released or discharged from or onto, or threatened to be released from or onto, the Owned Real Property or the Hospital Leased Real Property (including groundwater) by Sellers, or to Sellers’ knowledge, any third party, in violation of or which could result in liability under any applicable Environmental Law. No Seller, nor to Sellers’ knowledge, any prior owners, operators or occupants of the Owned Real Property or the Hospital Leased Real Property, have allowed any Hazardous Substances to be discharged, possessed, managed, processed, released, or otherwise handled on the Owned Real Property or the Hospital Leased Real Property in a manner which is in violation of or which could give liability under any Environmental Law, and Sellers have complied with all Environmental Laws applicable to any part of the Owned Real Property or the Hospital Leased Real Property. Notwithstanding anything contained herein to the contrary, this Section 3.14 contains the exclusive representations and warranties of Sellers with respect to environmental matters.

3.15 Taxes. Except as set forth on Schedule 3.15, each Seller and FESC has timely filed all federal, state and local Tax Returns required to be filed by it (all of which are true, correct and complete in all material respects) and has duly paid or made provision for the payment of all Taxes (including any interest or penalties and amounts due state unemployment authorities) which are owed by it (whether or not shown on any Tax Return) to the appropriate tax authorities. Except as set forth on Schedule 3.15, no Seller or FESC is the beneficiary of any extension of time within which to file a Tax Return. Except as set forth on Schedule 3.15, no deficiencies for any of such Taxes have been asserted or to the knowledge of Sellers, threatened, and no audit or other administrative proceeding or court proceeding with respect to Taxes is currently pending or under way or to the knowledge of Sellers, threatened. Except as set forth on Schedule 3.15, there are no outstanding agreements by any Seller or FESC for the extension of time for the assessment of, or waiver of statutes of limitations with respect to, any Taxes. There are no tax liens on any of the Assets or any assets of FESC and no basis exists for the imposition of any such liens. No claim has ever been made by an authority in a jurisdiction where any Seller or FESC does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There is no dispute or claim concerning any Tax liability of any Seller or FESC either (a) claimed or raised by a tax authority in writing or (b) as to which any of the directors, managers and officers of any Seller, as applicable, has knowledge. Each Seller and FESC has withheld or collected and paid to the proper Government Entity or other person all Taxes required to be withheld, collected, or paid by it and has complied, in all material respects, with all informational reporting and other legal requirements related to such withholding or collection obligations. No Seller or FESC is a party to any Tax sharing, Tax allocation or similar agreement entered into for the principal purpose of apportioning or allocating Tax liabilities between the parties thereto (excluding, for the avoidance of doubt, Tax indemnities in real estate leases, employment agreements, loan agreements or other agreements the primary subject matter of which is not Taxes). No Seller or Partial Subsidiary has participated in any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4(b). Sellers have made available to Buyers copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, each Partial Subsidiary for all Tax periods ending after December 31, 2018. Except as set forth on Schedule 3.15, no private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to any Seller or FESC within the past six (6) years. FESC has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. No Seller or FESC has liability for Taxes of any person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise. FESC will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of: (i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) an installment sale or open transaction occurring on or prior to the Closing Date; (iii) a prepaid amount received on or before the Closing Date; (iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign law; or (v) any election under Section 108(i) of the Code.

As used herein, “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, relating to the Assets or assets of FESC, the Facilities or the operation of the Facilities, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other person. “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

3.16 Employee Relations.

(a) Except as set forth on Schedule 3.16(a), all employees of the Facilities are employees of Sellers. Except as set forth on Schedule 3.16(a), during the past three (3) years, each individual performing services for any of the Facilities who has been classified as an independent contractor or as any other non-employee category has been correctly so classified, and neither Sellers nor any of the Facilities have received, in writing, a claim or threatened claim that an employer-employee relationship exists as to any such individual. There is no actual, and to Sellers’ knowledge, there is no threatened employee strike, work stoppage, or labor dispute pertaining to the Facilities. Except as set forth on Schedule 3.16(a), no employees of any of the Facilities are represented by a labor union with respect to their employment with the Facilities and no union representation question exists respecting any employees of Sellers. No collective bargaining agreement exists or is currently being negotiated by Sellers, no written demand has been received for recognition by a labor organization by or with respect to any employees of Sellers, no union organizing activities by or with respect to any employees of Sellers are, to the knowledge of Sellers, taking place, and none of the employees of Sellers or the Facilities is represented by any labor union or organization. There is no pending or threatened (in writing) unfair practice claim against Sellers before the National Labor Relations Board, nor any strike, dispute, slowdown, or stoppage pending or threatened against or involving the Facilities, and none has occurred within the last three (3) years.

(b) Except as set forth in Schedule 3.16(b), Sellers are, and for the past three (3) years have been, in compliance in all material respects with all legal requirements relating to employment, employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, payment of employment, social security, and similar taxes, occupational safety and health, and plant closing. Each current employee of Sellers and the Facilities, and each employee terminated within the past three (3) years, has completed, and Sellers have retained, an Immigration and Naturalization Service Form I-9, to the extent required by applicable rules and regulations. No Seller is liable for the payment of any compensation, damages, taxes, fines, penalties, interest, or other amounts, however designated, for failure to comply with any of the foregoing legal requirements. Except as set forth on Schedule 3.16(b), there are no pending or, to the knowledge of Sellers, threatened claims before the Wage and Hour Division of the U.S. Department of Labor, the Office of Federal Contract Compliance Programs or Equal Employment Opportunity Commission (or any comparable state civil or human rights commission or other entity), complaints before the Occupational Safety and Health Administration (or any comparable state safety or health administration or other entity), with respect to wage and hour claims, or the like.

(c) Schedule 3.16(c) states or will state the number of employees terminated by each Seller within ninety (90) days prior to the Closing Date, laid off by each Seller within the six (6) months prior to the Closing Date, or whose hours of work have been reduced by more than fifty percent (50%) by a Seller in the six (6) months prior to the Closing Date, and contains a complete and accurate list of the following information for each such employee: (i) the date of termination, layoff, or reduction in work hours; (ii) the reason for termination, layoff, or reduction in work hours; and (iii) the location to which the employee was assigned. In relation to the foregoing, except as set forth in Schedule 3.16(c), no Seller has violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local legal requirements.

(d) All necessary visa or work authorization petitions required to be filed by Sellers have been timely and properly filed on behalf of any employees of any Facility requiring a visa stamp, I-9 status document, employment authorization document, or any other immigration document to legally work for the Facilities in the United States and all paperwork retention requirements with respect to such applications and petitions have been met. No current employee of any Seller has ever worked for such Seller without employment authorization from the Department of Homeland Security or any other government agency that must authorize such employment. I-9 Forms have been timely and properly completed by Sellers for all current employees of the Facilities. I-9 Forms have been lawfully retained and re-verified by Sellers. Except as set forth on Schedule 3.16(d), there are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, or to Sellers’ knowledge, governmental investigations or inquiries pending or threatened against any Seller relating to Sellers’ or the Facilities’ compliance with immigration laws. Except as set forth on Schedule 3.16(d), there have been no letters received by any Seller from the Social Security Administration (“SSA”) regarding the failure of such Facility employee’s Social Security number to match their name in the SSA database.

(e) Except as set forth on Schedule 3.16(e), no key employee (i.e., the CEO, COO, CFO or CNO) of Sellers or the Facilities has given written notice to any Seller that any such employee intends to terminate his or her employment with the Facilities. Except as set forth on Schedule 3.16(e), no employed physician nor group of employed physicians of the Facilities has given written notice to any Seller that any such employee or group intends to terminate his, her or their employment with any Facility.

3.17 The Contracts. Sellers have made available to Buyers true, correct and materially complete copies of the Contracts other than the Immaterial Contracts (the “Material Contracts”), and have given, and will give, the agents, employees and representatives of Buyers access to the originals of the Contracts to the extent originals are available. “Immaterial Contracts” are commitments, contracts, leases and agreements which individually involve future payments to or by any Seller of any amount or value less than Fifty Thousand Dollars ($50,000) on an annual basis, and that are not with physicians or other referral sources. Sellers represent and warrant with respect to the Contracts that:

(a) The Material Contracts constitute legal, valid and binding obligations of Sellers and, to the knowledge of Sellers, the other parties with respect thereto, and are enforceable against Sellers and, to the knowledge of Sellers, the other parties with respect thereto in accordance with their terms;

(b) Each Material Contract constitutes the entire agreement by and between the respective parties thereto with respect to the subject matter thereof;

(c) Assuming the receipt of any consents required in connection with the assignment of the Contracts identified on Schedule 1.1(g), all obligations required to be performed by Sellers and, to the knowledge of Sellers, the other parties with respect thereto under the terms of the Contracts have been performed in all material respects to the extent such obligations to perform have accrued, and no acts or omissions by Sellers or, to the knowledge of Sellers, the other parties with respect thereto have occurred or failed to occur which, with the giving of notice, the lapse of time or both would constitute a default by Sellers or, to the knowledge of Sellers, the other parties with respect thereto under the Material Contracts;

(d) Except as expressly set forth on Schedule 1.1(g), none of the Material Contracts requires consent to the assignment and assumption of such Contracts by Buyers, and Sellers will use commercially reasonable efforts to obtain any required consents prior to the Closing;

(e) Except as expressly set forth on Schedule 1.1(g), the assignment of the Material Contracts to and assumption of such Material Contracts by Buyers will not result in any penalty or premium, or variation of the rights, remedies, benefits or obligations of any party thereunder, or give rise to any early termination right or accelerate any right or remedy thereunder; and

(f) Except as set forth on Schedule 1.1(g), no Contract is subject to a Seller Guaranty (as hereafter defined) and a true, correct and materially complete copy of each Seller Guaranty has been provided to Buyers.

(g) Schedule 3.17(g) sets forth a list of each Contract with any physician (as such term is defined in 42 C.F.R. § 411.351), group of physicians, or entity that is owned or controlled by one or more physicians.

3.18 Supplies. All the inventory and supplies constituting any part of the Assets are substantially of a quality and quantity usable and salable in the ordinary course of business of the Facilities. Obsolete items have been written off the Financial Statements. Inventory and supplies are carried at the lower of cost or market, on a first-in, first-out basis and are properly stated in the Financial Statements. The inventory levels are maintained reasonably consistent with the past practices of Sellers at the Facilities.

3.19 Insurance. Sellers maintain insurance policies (or self-insurance) covering the ownership and operation of the Facilities and the Assets with reputable insurers and in reasonable and customary amounts for the industry in which the Facilities and Assets operate. Sellers have delivered to Buyers an accurate and materially complete schedule (Schedule 3.19) listing the current insurance policies covering the ownership and operations of the Facilities and the Assets, which Schedule 3.19 reflects the policies’ numbers, identity of insurers, amounts, and coverage. All of such policies are in full force and effect with no premium arrearage. Sellers have given in a timely manner to their insurers all notices required to be given under their insurance policies with respect to all of the claims and actions covered by insurance, and no insurer has denied coverage of any such claims or actions. Sellers have not (a) received any written notice or other communication from any such insurance company canceling or materially amending any of such insurance policies, and, to Sellers’ knowledge, no such cancellation or amendment is threatened or (b) failed to give any written notice or present any claim which is still outstanding under any of such policies with respect to the Facilities or any of the Assets.

3.20 Third Party Payor Cost Reports. Each Seller has duly filed all required cost reports for all the fiscal years through and including the fiscal year specified on Schedule 3.20. All of such cost reports accurately reflect in all material respects the information required to be included thereon and such cost reports do not claim and neither the Facilities nor Sellers have received reimbursement in any amount in excess of the amounts provided by law or any applicable agreement. True and materially complete copies of all such cost reports for the three (3) most recent fiscal years of Sellers have been made available to the Buyers. Schedule 3.20 indicates which of such cost reports have not been audited and finally settled and a brief description of any and all notices of program reimbursement, proposed or pending audit adjustments, disallowances, appeals of disallowances, and any and all other unresolved inquiries, claims or disputes in respect of such cost reports. Sellers have established adequate reserves to cover any potential reimbursement liabilities that Sellers may have under such cost reports and such reserves are set forth in Sellers’ Financial Statements.

3.21 Medical Staff Matters. Sellers have provided to Buyers true, correct, and complete copies of the bylaws and rules and regulations of the medical staff of the Hospitals (including free-standing emergency departments), as well as a list of all current members of the medical staffs of the Hospitals (including free-standing emergency departments). Except as set forth on Schedule 3.21 hereto, (i) there are no adverse actions with respect to any medical staff members or any applicant thereto for which a medical staff member or applicant has requested a judicial review hearing which has not been scheduled or has been scheduled but has not been completed; (ii) there are no pending or, to the knowledge of Sellers, threatened disputes with applicants, staff members, or health professional affiliates; and (iii) all appeal periods in respect of any medical staff member or applicant against whom an adverse action has been taken have expired. Except as set forth on Schedule 3.21, no medical staff members of any of the Facilities have (i) resigned or had their privileges revoked or suspended since the Balance Sheet Date, or (ii) been excluded from participation in any “federal health care program” as defined in 42 U.S.C. §1320a-7b(f) (including Medicare, state Medicaid programs, state CHIP programs, TRICARE and similar or successor programs with or for the benefit of any Government Entity) or any other state payment or reimbursement programs that are under the authority of any state Government Entity, or, to Sellers’ knowledge, is under investigation that may result in any exclusion from such participation.

3.22 Condition of Assets. The Assets and the Excluded Assets constitute all assets that are held or used by Sellers and, except for the computer systems and other property that are located in the offices of CHS and certain of its Affiliates (other than Sellers) and used to provide certain back-office and administrative services for the Facilities, necessary for the conduct of the business and operation of the Facilities in substantially the same manner as currently conducted. Other than with respect to the representations and warranties provided in this Agreement (and the Deeds delivered in connection with Closing), Sellers shall transfer the Assets to Buyers and Buyers shall accept the Assets from Sellers AS IS WITH NO WARRANTY OF HABITABILITY OR FITNESS FOR HABITATION, WITH RESPECT TO THE LAND, BUILDINGS AND IMPROVEMENTS, AND WITH NO WARRANTIES, INCLUDING WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE EQUIPMENT, INVENTORY, AND SUPPLIES, AND ANY AND ALL OF WHICH WARRANTIES SELLERS HEREBY DISCLAIM. All of the Assets shall be further subject to normal wear and tear on the land, buildings, improvements and equipment and normal and customary use and disposal of inventory and supplies in the ordinary course of business up to the Closing Date. Sellers further explicitly do not represent that the Facilities are in compliance with the Americans with Disabilities Act.

3.23 Experimental Procedures. Sellers have not performed or permitted the performance of any experimental or research procedures or studies involving patients of the Facilities not authorized and conducted in accordance with the procedures of the Institutional Review Board of the relevant Facility.

3.24 Intellectual Property. Schedule 3.24 lists all (a) registered and material non-registered trademarks, service marks and trade names, (b) domain names and social media websites and accounts, and (c) registered copyrights and applications therefor, currently owned by Sellers and used in connection with the Facilities, except for the Excluded Assets (collectively, the “Intellectual Property”). Except as set forth on Schedule 3.24, (x) no Seller has received written notice that any proceedings have been instituted or are pending which challenge the validity of the ownership by Sellers of the Intellectual Property, (y) no Seller has licensed anyone to use the Intellectual Property and Sellers have no knowledge of the use or the infringement of the Intellectual Property by any other person, and (z) to the knowledge of Sellers, Sellers own (or possess enforceable licenses or other rights to use) all the Intellectual Property. To Sellers’ knowledge, none of Sellers, the Assets, and the operation of the Facilities has infringed, misappropriated, or violated, or is infringing, misappropriating, or violating any intellectual property of any third party. During the last five (5) years, no claim or other proceeding has been made, is pending or, to the knowledge of Sellers, threatened, against any Seller, alleging any infringement, misappropriation, or violation of any intellectual property of any third party.

3.25 Compliance Program. Sellers and the Facilities maintain and adhere to, in all material respects, a written compliance program in compliance with all healthcare laws and ethical standards applicable to the Facilities, and appropriate employee training and education programs are in place consistent with compliance program guidelines. Sellers have made available to Buyers a summary description of Sellers’ current compliance program and related materials. Sellers and the Facilities have conducted their operations in all material respects in accordance with their respective compliance programs. Schedule 3.25 includes a description of each open complaint submitted using the compliance “hotline”, material audit and investigation conducted by any Seller relating to any of the Facilities pursuant to their respective compliance programs during the last three (3) years as well as a description of each audit and investigation conducted by Sellers pursuant to their compliance programs during the last three (3) years relating to material healthcare regulatory issues involving Sellers or the Facilities. For purposes of this Agreement, the term “compliance program” refers to provider programs of the type described in the compliance guidance published by the OIG.

3.26 Data Handling Matters.

(a) Except as set forth on Schedule 3.26(a), the Data Handling practices by Sellers and with respect to the Facilities are, and for the past six (6) years have been, in compliance in all material respects with all applicable Privacy Laws, Privacy Policies, terms of use, and contracts (collectively, “Privacy and Data Handling Requirements”) applicable to Sellers and the Facilities and, in the last six (6) years, there have not been any Security Breaches or audits, proceedings or investigations conducted, claims asserted, or written or oral notice or complaint by or from any other Person (including any Government Entity) regarding the collection or use of or any other Data Handling with respect to any Sensitive Data in connection with the Facilities’ business or Sellers’ or any of their agents’, business associates’ or subcontractors’ compliance with any Privacy and Data Handling Requirements, and to the knowledge of Sellers, no such claim has been threatened. “Data Handling” means, any operation or set of operations which is performed on data, including Sensitive Data, including the collection, storage, processing, use, transmission, disclosure, securing of, or other activity related to Sensitive Data. “Privacy Laws” means all applicable laws and industry self-regulatory programs concerning Sensitive Data or any Data Handling, including: HIPAA; state consumer protection, data security, and breach notification laws; the Federal Trade Commission Act; the Telephone Consumer Protection Act and the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003 and their state law equivalents; the Fair Credit Reporting Act, and its state law equivalents; the Payment Card Industry Data Security Standard and related card brand rules (“PCI DSS”); and implementing regulations concerning all such laws. “Privacy Policies” means each then-current external or internal policy, notice and/or statement relating to Sensitive Data, including those previously or currently published on any of Sellers’ websites or mobile applications or otherwise made available by any of Sellers. “Sensitive Data” means: (i) any data that identifies, relates to, describes, is capable of being associated with, or could be reasonably linked to, alone or in combination with other data, allow the identification of any individual; (ii) any data that is governed, regulated or protected by one or more Privacy Laws, including “personal information,” “personally identifiable information,” “protected health information”, “personal data,” and similar terms as defined by Privacy Laws; (iii) information required by any applicable law or industry standard or requirement to be encrypted, masked or otherwise protected from disclosure, including “cardholder data” and “sensitive authentication data” as defined by the PCI DSS; (iv) government identifiers, such as social security or other tax identification numbers, driver’s license numbers and other government-issued identification numbers; (v) account, credit or debit card numbers, with or without any required security code, access code, personal identification number or password that would permit access to an individual’s financial account, and account information, including balances and transaction data; (vi) names, email addresses, passwords, or other credentials for accessing an individual’s account; and (vii) any other sensitive information regarding an individual or their employment, family, health or financial status, such as salary, benefits, marital status, geo location data, and DNA information. “Security Breach” means any (A) “breach” of “unsecured protected health information” (as such terms are defined by HIPAA); (B) material Security Incident (as defined by HIPAA); (C) material unauthorized “use” or “disclosure” of “protected health information” (as such terms are defined by HIPAA); or (D) “breach,” “breach of security,” “breach of system security,” or similar event as defined under an applicable Privacy and Data Handling Requirement, including any such incident that would require a Seller to notify any Person.

(b) Sellers and the Facilities maintain policies, procedures and practices governing Sensitive Data and Data Handling that have been and are commercially reasonable, in compliance in all material respects with all Privacy and Data Handling Requirements, and regularly and consistently followed in all material respects in the conduct of the business of the Facilities, and on which Sellers conduct training and monitor compliance therewith. All of Sellers’ and the Facilities’ workforce (as such term is defined in 45 C.F.R. § 160.103) have received training with respect to compliance with HIPAA. To the knowledge of Sellers, Sensitive Data has been, and is, collected, stored, processed, used, transmitted, disclosed, and otherwise subject to Data Handling by the Facilities as, and have not been, and are not, maintained by the Facilities for longer than is, required and/or permitted, by applicable laws and contracts or is otherwise reasonable. To the knowledge of Sellers, Sensitive Data is not transmitted or otherwise provided to any other Person by, or on behalf of, Sellers or the Facilities except by a secure, encrypted means and subject to obligations of confidentiality and a requirement that the recipient treat any such Sensitive Data securely and as required by applicable Privacy and Data Handling Requirements.

(c) Except as set forth on Schedule 3.26(c), to the knowledge of Sellers, during the past six (6) years, (i) no Sensitive Data handled by or on behalf of Sellers or the Facilities has been lost, inappropriately accessed, misappropriated, or misused or in any manner that is in violation of any applicable Privacy and Data Handling Requirement, (ii) there have been no breaches in the security of any of the computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems owned leased or licensed by any Seller, and (iii) there have been no violations of any Privacy and Data Handling Requirement or other policy or applicable laws, or contracts, regarding Data Handling or Sensitive Data or information used by or on behalf any Seller or Facility.

(d) To the knowledge of Sellers, Sellers and each subcontractor of Sellers, have, to the extent required by HIPAA and other applicable Privacy Laws, undertaken surveys, audits, inventories, reviews, analyses and/or risk assessments and addressed any known deficiencies identified thereby and provided training with respect to compliance with HIPAA to its “workforce” (as defined in HIPAA) for the past six (6) years. Sellers and the Facilities have entered into business associate agreements with all third parties acting as a business associate as defined in 45 C.F.R. § 160.103. Except as set forth on Schedule 3.26(d), no Seller or Facility has, within the past six (6) years, received notice of any alleged violation of, and, to the Knowledge of Sellers, none of Sellers or the Facilities is under investigation (other than customary investigations in the ordinary course) by any Government Entity for, a violation of HIPAA or any other Privacy Law, including receiving any notices from the United States Department of Health and Human Services Office for Civil Rights, FTC or Justice Department relating to any such violations. Sellers have made available to Buyers accurate and materially complete copies of any written complaint(s) delivered to Sellers or the Facilities during the past six (6) years alleging a violation of HIPAA or other Privacy Laws.

(e) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, in each case on the part of Sellers, will not violate any Privacy and Data Handling Requirements or result in or give rise to any right of termination or other right to impair or limit Sellers’ rights to own, use, or disclose any Sensitive Data used in or necessary for the operation of the business of the Facilities as currently conducted.

3.27 Affiliate Contracts. Except as set forth on Schedule 3.27, there are no Contracts between any Seller or any Affiliate of any Seller, on the one hand, and any Seller or Partial Subsidiary, on the other hand, related to the Facilities, the Assets or the Assumed Liabilities that are material to any of such Assets or Assumed Liabilities or the Facilities.

3.28 Partial Subsidiaries.

(a) For purposes of this Agreement, the term “Partial Subsidiary” means any corporation, partnership, limited liability company or other entity in which any Seller owns or holds common stock, partnership interests, membership interests or other interests amounting to less than one hundred percent (100%) of the total outstanding common stock, partnership interests, membership or other interests of such entity. “Partial Subsidiaries” means all such persons and entities.

(b) Schedule 3.28 sets forth for each Partial Subsidiary: (1) its name and jurisdiction of incorporation, formation or organization; (2) the Ownership Interest held by the appropriate Seller and which will be assigned to the appropriate Buyer; and (3) its directors and officers, general partners or managers, or other governing body or controlling persons, as the case may be.

(c) Sellers have delivered to Buyers accurate and complete copies of the organizational documents of each Partial Subsidiary, including, as applicable, articles of incorporation, articles of organization, declaration, charter, bylaws, operating agreement, partnership agreement, declaration of condominium (including condominium rules), shareholders or membership agreement, and similar agreements and documents, as amended to date, of each Partial Subsidiary.

(d) The appropriate Seller (as indicated on Schedule 3.28) has good and marketable title to the Ownership Interest of the respective Partial Subsidiaries and such Ownership Interests are free and clear of any Liens. Except as set forth on Schedule 3.28, Sellers have the right to (and shall at Closing) sell, assign, transfer and deliver the same to Buyers, free and clear of all Liens, except those arising under applicable federal or state securities laws.

(e) FESC.

(1) FESC is a limited liability company duly organized, validly existing and in active status under the laws of the state of Florida and has full limited liability power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted.

(2) Hernando HMA owns of record and beneficially two hundred ninety-five and six-tenths (295.6) units of limited liability company membership interest in FESC (the “Purchased FESC Units”). Upon consummation of the transactions contemplated by this Agreement, Practice Group and Equity Interests Buyer shall own all of the Purchased FESC Units, free and clear of all Liens.

(3) All of the Purchased FESC Units were issued in compliance with applicable laws. None of the Purchased FESC Units were issued in violation of any agreement, arrangement or commitment to which any Seller or FESC is a party or is subject to or in violation of any preemptive or similar rights of any person.

(4) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Purchased FESC Units or obligating Hernando HMA to sell any equity in FESC. FESC does not have outstanding or authorized any equity appreciation, phantom unit, profit participation or similar rights. Except for the FESC LLC Agreement, there are no voting trusts, member agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the FESC Units.

(f) Association.

(1) Seven Hills Community Medical Center Condominium Association (“Association”) is a not for profit corporation duly organized, validly existing and in active status under the laws of the State of Florida.

(2) Hernando HMA owns units 102, 104, 105, 106, 107, 200, 201, 203, 205, 207, 302, 306 and 307 (the “Purchased Condominium Units”) in the Seven Hills Community Medical Center, a condominium (the “Condominium”), is duly admitted as a member of Association and is the holder of the requisite voting percentage interest in Association represented by such units. Upon consummation of the transactions contemplated by this Agreement, Real Estate Buyer shall own all of the Purchased Condominium Units, free and clear of all Liens except Permitted Encumbrances.

(3) To Seller’s knowledge, except for the articles of incorporation, bylaws, and declaration of condominium of Association, there are no voting trusts, member agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of the Purchased Condominium Units.

4. REPRESENTATIONS AND WARRANTIES OF BUYERS. As of the date hereof, and, when read in light of any Schedules which have been updated in accordance with the provisions of Section 12.1 hereof, as of the Closing Date, Buyers jointly and severally represent and warrant to Sellers the following:

4.1 Existence and Capacity. Each Buyer is a corporation or limited liability company, duly incorporated or organized, validly existing and in active status under the laws of the State of Florida. Each Buyer has the requisite power and authority to conduct its business as now being conducted. TGH is a not-for-profit corporation, duly incorporated, validly existing and in active status under the laws of the State of Florida. TGH has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder, and to conduct its business as now being conducted.

4.2 Powers; Consents; Absence of Conflicts with Other Agreements, Etc. The execution, delivery, and performance of this Agreement by each Buyer and TGH and all other agreements referenced herein, or ancillary hereto, to which such Buyer or TGH is a party, and the consummation by each Buyer and TGH of the transactions contemplated by this Agreement and the documents described herein, as applicable:

(a) are within its corporate or limited liability company powers, are not in contravention of corporate or limited liability company law or of the terms of its organizational documents, and have been duly authorized by all appropriate corporate or limited liability company action;

(b) except as contemplated by Sections 6.1 and 6.2, do not require any approval or consent required to be obtained by Buyers of, or filing required to be made by Buyers with, any Government Entity bearing on the validity of this Agreement which is required by law or the regulations of any such agency or authority;

(c) will neither conflict with, nor result in any breach or contravention of, or the creation of any lien, charge or encumbrance under, any indenture, agreement, lease, instrument or understanding to which it is a party or by which it is bound;

(d) will not violate any statute, law, rule, or regulation of any Government Entity to which it may be subject; and

(e) will not violate any judgment, decree, writ, or injunction of any court or Government Entity to which it may be subject.

4.3 Binding Agreement. This Agreement and all agreements to which any Buyer or TGH will become a party pursuant hereto are and will constitute the valid and legally binding obligations of such Buyer or TGH, respectively, and are and will be enforceable against it or them in accordance with the respective terms hereof and thereof.

4.4 Availability of Funds. Buyers have the ability to obtain funds in cash in amounts equal to the Purchase Price by means of credit facilities or otherwise and will at the Closing have immediately available funds which will be sufficient to enable Buyers to pay the Purchase Price. Buyers have the ability to assume and perform all duties and obligations under the Hospital Lease, including, without limitation, all indigent care obligations, capital expenditure commitments, and guarantees of performance or financial obligations.

5. COVENANTS OF SELLERS PRIOR TO CLOSING. Between the date of this Agreement and the Closing (or termination of this Agreement in accordance with its terms) Sellers, jointly and severally, covenant as follows:

5.1 Information. Sellers shall afford to the officers and authorized representatives and agents (which shall include accountants, attorneys, bankers, and other consultants) of Buyers full and complete access to and the right to inspect the plants, properties, books, and records of the Facilities, and will allow Buyers reasonable access to the medical staff and personnel of the Facilities to confirm and establish relationships, and will furnish Buyers with such additional financial and operating data and other information as to the business and properties of Sellers which pertain to the Facilities or their operations as Buyers may from time to time reasonably request. Buyers’ right of access and inspection shall be exercised in such a manner as not to interfere unreasonably with the operations of the Facilities. Buyers agree that no inspections shall take place and no employees or other personnel of the Facilities shall be contacted by Buyers without Buyers first providing reasonable notice to Sellers and coordinating such inspection or contact with Sellers. Notwithstanding anything contained herein to the contrary, Buyers may not conduct any invasive environmental, health or safety or property condition investigations of the Real Property, including, without limitation, any sampling or testing of soils, surface water, groundwater, ambient air, or improvements at, on or under the Real Property, without Sellers’ prior written consent (not to be unreasonably withheld, conditioned or delayed) and the execution of a commercially reasonable right of entry agreement by the appropriate Buyers. Sellers agree that it is reasonable for Buyers to conduct or cause to be conducted property inspections, typical environmental reports for due diligence to include Phase I reports, and, if recommended by the Phase I reports, and subject to the appropriate Buyers executing a commercially reasonable right of entry agreement with the applicable Seller, Phase II reports, and surveys of the Owned Real Property and the Material Leased Real Property. Buyers shall repair all damage to the Real Property resulting from Buyers’ exercise of their rights under this section or caused by Buyers (or any of their agents, employees, contractors or representatives) prior to the Closing.

5.2 Operations. Sellers will not engage in any practice, take any action, or enter into any transaction outside the ordinary course of business. Without limiting the generality of the foregoing, Sellers shall use commercially reasonably efforts to:

(a) conduct the business of the Facilities in compliance in all material respects with all legal requirements;

(b) preserve in good standing all licenses and permits reasonably necessary to conduct the business of the Facilities;

(c) carry on their business pertaining to the Facilities in substantially the same manner as presently conducted and not make any material change in personnel, operations, finance, accounting policies, or real or personal property pertaining to the Facilities;

(d) maintain the Facilities and all parts thereof in good operating condition, ordinary wear and tear excepted;

(e) perform in all material respects all of their obligations under agreements relating to or affecting the Facilities or the Assets or Assumed Liabilities;

(f) pay or otherwise satisfy, as and when due, all liabilities and obligations of Sellers in respect of the Facilities or the Assets or Assumed Liabilities, in the ordinary course of business;

(g) maintain the books and records pertaining to the Facilities in the ordinary course of business and consistent with past practices;

(h) keep in full force and effect present insurance policies or other comparable insurance pertaining to the Facilities; and

(i) maintain and preserve their business organizations intact, retain their present employees at the Facilities and maintain their relationships with physicians, suppliers, customers, and others having business relations with the Facilities.

5.3 Negative Covenants. Sellers shall not, with respect to the business or operation of the Facilities or otherwise regarding the Assets, without the prior written consent of Buyers:

(a) amend, modify, terminate or cancel any of the Contracts, or enter into any material new contract or commitment (including any contract or commitment that requires payments of more than Fifty Thousand Dollars ($50,000) in any year or with a term greater than a year that cannot be terminated with ninety (90) days or less notice) that is to be assumed by Buyers, except (in each case) as provided herein (including amendments to the Hospital Lease that are required as a condition to Closing as contemplated in Section 7.9) and except for renewals, extensions or replacements (on substantially similar terms) of Contracts in the ordinary course of business;

(b) increase compensation payable or to become payable or make any bonus payment to or otherwise enter into one or more bonus agreements with any employee at the Facilities, except in the ordinary course of business in accordance with existing personnel policies;

(c) acquire (whether by purchase or lease) or sell, assign, lease, or otherwise transfer or dispose of any property, plant, or equipment except in the normal course of business with comparable replacement thereof when appropriate;

(d) add, modify, terminate or not renew any third-party payor agreement with respect to the Facilities, except immaterial amendments or modifications in the ordinary course of business;

(e) purchase capital assets or incur costs in respect of construction-in-progress in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate;

(f) with respect to any Partial Subsidiary, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, or take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyers or a Partial Subsidiary in respect of any Post-Closing Tax Period;

(g) create or assume any new Lien upon the Assets or the Owned Real Property that cannot be removed in connection with the Closing;

(h) change or transfer their ownership in any Partial Subsidiary, cause, implement or permit any amendments or modifications to any of the organizational documents of any Partial Subsidiary (as described in Section 3.28), or otherwise modify their rights or obligations with respect to any Partial Subsidiary; or

(i) take any material action outside the ordinary course of business of the Facilities, except as may be required in order to consummate the transactions contemplated by this Agreement.

5.4 Governmental Approvals. Sellers shall (i) use commercially reasonable efforts to obtain all governmental approvals (or exemptions therefrom) necessary or required to allow Sellers to perform their obligations under this Agreement; and (ii) assist and cooperate with Buyers and their representatives and counsel in obtaining all governmental consents, approvals, and licenses which Buyers deem necessary or appropriate and in the preparation of any document or other material which may be required by any Government Entity as a predicate to or as a result of the transactions contemplated herein.

5.5 HSR Notifications. Sellers shall, if and to the extent required by law, file all forms, notifications, reports or other documents required or requested by the Federal Trade Commission (“FTC”) or the United States Department of Justice (“Justice Department”) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”), and all regulations promulgated thereunder, concerning the transactions contemplated hereby, and during the initial thirty (30)-day waiting period specified in the HSR Act (or, in the event of a mutually agreed upon “withdraw and refile,” during the initial thirty (30)-day waiting period triggered by such refiling) shall comply promptly with any requests by the FTC or Justice Department for additional information concerning such transactions, so that the waiting period will expire as soon as reasonably possible after the execution and delivery of this Agreement. Sellers agree to furnish to Buyers such information concerning Sellers as Buyers need to perform their obligations under Section 6.2 of this Agreement.

5.6 Additional Financial Information. Within thirty (30) days following the end of each calendar month prior to Closing, Sellers shall deliver to Buyers true and complete copies of the unaudited balance sheets and the related unaudited statements of income of, or relating to, each Seller and FESC for each month then ended, together with a year-to-date compilation and the notes, if any, related thereto, which shall have been prepared from and in accordance with the books and records of Sellers and FESC, and shall fairly present in all material respects the financial position and results of operations of Sellers and of the related Facility and/or FESC, as applicable, as of the date and for the period indicated.

5.7 No-Shop Clause. Sellers agree that, from and after the date of the execution and delivery of this Agreement by Sellers until the termination of this Agreement in accordance with its terms, Sellers will not, and shall cause their Affiliates and any other Person acting for or on behalf of Sellers or their Affiliates to not, without the prior written consent of Buyers or except as otherwise permitted by this Agreement, whether directly or indirectly: (i) offer for sale or lease or license all or any material portion of the Assets or any ownership interest in any Partial Subsidiary or any entity owning any of the Assets, (ii) solicit offers to buy any material portion of the Assets or any ownership interest in any Partial Subsidiary or any entity owning any of the Assets, (iii) initiate, encourage or provide any documents or information to any third party in connection with, discuss or negotiate with any person regarding any inquires, proposals or offers relating to any disposition of any material portion of the Assets or a merger or consolidation of any Partial Subsidiary or any entity owning any of the Assets, or (iv) enter into any agreement or discussions with any party (other than Buyers) with respect to the sale, assignment, or other disposition of all or any material portion of the Assets or any ownership interest in any Partial Subsidiary or any entity owning any of the Assets or with respect to a merger or consolidation of any Partial Subsidiary or any entity owning any of the Assets. Notwithstanding the foregoing, Buyers acknowledge and agree that the foregoing restrictions shall not apply with respect to any negotiations between Sellers and Hernando County, in connection with the assignment of the Hospital Lease required as a condition to Closing.

5.8 Efforts to Close. Sellers shall use commercially reasonable efforts to satisfy all of the conditions precedent set forth in Section 7 to the extent that Sellers’ action or inaction can control or influence the satisfaction of such conditions, in a good faith effort to have Closing occur on or before November 30, 2023. Without limiting the generality of the foregoing, Sellers shall use commercially reasonable efforts to facilitate and assist the Spring Hill/Brooksville Hospitals Buyer with negotiations with respect to the assignment and amendment of the Hospital Lease described in Section 8.5. Notwithstanding the foregoing or anything contrary in this Agreement, in no event shall Sellers or any of their Affiliates be obligated to litigate, pursue or defend against any proceeding (including any temporary restraining order or preliminary injunction) challenging the transactions contemplated by this Agreement as violative of applicable law.

5.9 Tax Returns. Sellers shall prepare and file on a timely basis (or seek appropriate extensions as permitted) all Tax Returns relating to Sellers and the Facilities with respect to all periods or portions thereof ending prior to the Effective Time. Sellers shall pay or cause to be paid when due all Taxes relating to Sellers and the Facilities with respect to all periods or portions thereof ending prior to the Effective Time, except as included in the Assumed Liabilities or otherwise expressly assumed by Buyers pursuant to this Agreement.

5.10 Notification Requirements. Sellers shall give prompt written notice to Buyers of (a) any written notice or other written communication received by any Seller after the date of this Agreement and prior to the Closing which includes any statements or allegations that, if correct, constitute or, with notice or lapse of time or both, would constitute any breach of a Fundamental Representation of any Seller, (b) any event of which any Seller obtains knowledge that constitutes or that would reasonably be expected to constitute a Material Adverse Effect, or (c) any written notice or other written communication received by any Seller from any third party alleging that the consent of such third party is or may be required in connection with the parties’ consummation of the transactions contemplated by this Agreement.

5.11 Estoppels and Contract Consents. Sellers shall use commercially reasonable efforts to obtain, prior to the Closing Date, (a) estoppel letters, in a form reasonably acceptable to Buyers, under those material Operating Leases that are among the Contracts, and (b) consents from third parties under each Contract which, by the terms of such Contract, requires such consent to convey and assign such Contract to Buyers, in a form reasonably acceptable to Buyers.

5.12 Employee List. No later than forty-five (45) days prior to Closing, Sellers shall provide to Buyers a true, complete and correct list of all individuals who are employees, independent contractors or consultants of Sellers and the Facilities, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, setting forth for each individual the following: (i) name; (ii) classification as employee, independent contractor or consultant; (iii) if an employee, the individual’s title or position (including whether full or part time, and exempt or non-exempt status); (iv) hire date; (v) current base compensation rate on an annual, monthly, bi-weekly or hourly basis as appropriate to the individual’s status; (vi) commission, bonus or other incentive-based compensation; (vii) the number of such employee’s accrued vacation, sick leave, PTO, and holiday hours; and (viii) a description of the fringe benefits provided to each such individual.

6. COVENANTS OF BUYERS PRIOR TO CLOSING. Between the date of this Agreement and the Closing (or termination of this Agreement in accordance with its terms), Buyers, jointly and severally, covenant as follows:

6.1 Governmental Approvals. Buyers shall (i) use commercially reasonable efforts to obtain all governmental approvals (or exemptions therefrom) necessary or required to allow Buyers to perform their obligations under this Agreement; and (ii) assist and cooperate with Sellers and their representatives and counsel in obtaining all governmental consents, approvals, and licenses which Sellers deem necessary or appropriate and in the preparation of any document or other material which may be required by any Government Entity as a predicate to or as a result of the transactions contemplated herein.

6.2 HSR Notifications. Buyers shall, if and to the extent required by law, file all forms, notifications, reports or other documents required or requested by the FTC or the Justice Department under the HSR Act, and all regulations promulgated thereunder, concerning the transactions contemplated hereby, and during the initial 30-day waiting period specified in the HSR Act (or, in the event of a mutually agreed upon “withdraw and refile,” during the initial 30-day waiting period and the second 30-day waiting period triggered by such refiling) shall comply promptly with any requests by the FTC or Justice Department for additional information concerning such transactions, so that the waiting period will expire as soon as reasonably possible after the execution and delivery of this Agreement. Buyers agree to furnish to Sellers such information concerning Buyers as Sellers need to perform their obligations under Section 5.5 of this Agreement.

6.3 Title Commitment and Survey.

(a) Title Commitment. Within forty-five (45) days after the date hereof, Buyers shall, at their expense, seek to obtain a current title commitment with respect to the Owned Real Property and the Hospital Leased Real Property (the “Title Commitment”), from First American

Title Insurance Company (the “Title Company”), together with legible copies of all exceptions to title referenced therein, sufficient for the issuance of an owner’s policy of title insurance for the Owned Real Property and the Hospital Leased Real Property (the “Title Policy”). Buyers shall promptly upon their receipt provide a copy of the Title Commitment and exception documents to Sellers.

(b) Survey. Within forty-five (45) days after the date hereof, Buyers may, at their expense, obtain current as-built surveys of the Owned Real Property and the Hospital Leased Real Property (the “Surveys”) or such portions thereof as Buyers elect. Buyers shall promptly upon their receipt furnish a copy of the Surveys to Sellers.

(c) Title Defects and Cure. The Title Commitment and the Surveys (to the extent obtained by Buyers pursuant to Section 6.3(a) and Section 6.3(b) above) are collectively referred to as “Title Evidence”. Buyers shall give notice to Sellers within ten (10) business days after Buyers’ receipt of the last of the Title Evidence of any liens, claims, encroachments, exceptions or defects disclosed in the Title Evidence which do not constitute Permitted Encumbrances (collectively, “Defects”). Sellers, at their cost and expense, shall cure the Defects at or before the Closing or Sellers may elect to not cure the Defects and shall give written notice to Buyers within ten (10) business days of their receipt of Buyers’ notice of the Defects of Sellers’ decision whereupon Buyers may waive such Defects and close or may terminate this Agreement, which election shall be made within ten (10) business days of Buyers’ receipt of Sellers’ written notice. If Sellers fail to timely give such notice, Sellers shall be deemed to have elected not to cure the Defects, whereupon Buyers may waive such Defects and close or may terminate this Agreement, which election by Buyers shall be made within ten (10) business days following the expiration of the period during which Sellers could have given notice that Sellers elected not to cure the Defects pursuant to the foregoing. Upon termination of this Agreement under the terms of this Section 6.3(c), no party to this Agreement shall have any further claims under this Agreement against any other party, except for matters that expressly survive termination of this Agreement. Any matters shown by the Title Evidence to which Buyers do not object or any Defects which are waived by Buyers as herein provided shall be deemed to be Permitted Encumbrances. Notwithstanding anything contained in this Section 6.3(c) to the contrary, at the Closing, Sellers shall cause all mortgages, deeds of trust, financing statements and other similar liens encumbering Sellers’ fee interest in the Owned Real Property or leasehold interest in the Hospital Leased Real Property, and arising by, through or under Sellers, or any of their Affiliates, to be released (other than liens for ad valorem and non-ad valorem property taxes not yet due and payable and any mechanic’s or materialmen’s liens relating solely to the Assumed Liabilities).

(d) Costs. Section 12.9 shall govern which party or parties hereto shall bear the costs and expenses of the Title Commitment, the Title Policy and the Surveys.

6.4 Efforts to Close. Buyers shall use their reasonable commercial efforts to satisfy all of the conditions precedent set forth in Section 8 to the extent that Buyers’ action or inaction can control or influence the satisfaction of such conditions, in a good faith effort to have Closing occur on or before November 30, 2023. Notwithstanding the foregoing or anything contrary in this Agreement, in no event shall Buyers or any of their Affiliates be obligated to litigate, pursue or defend against any proceeding (including any temporary restraining order or preliminary injunction) challenging the transactions contemplated by this Agreement as violative of applicable law.

6.5 Contract Consents. Buyers shall cooperate reasonably with Sellers in obtaining consents from third parties under Contracts requiring consent to assignment; provided, however, in connection with such consents, Buyer shall not be required to acquiesce to amendments to Contracts or other terms that require the payment of additional money or other material undertakings by Buyers as a condition for such consent.

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYERs. Notwithstanding anything herein to the contrary, the obligations of Buyers to consummate the transactions described herein are subject to the fulfillment, at or prior to the Closing, of the following conditions precedent unless (but only to the extent) waived in writing by Buyers at the Closing:

7.1 Representations/Warranties/Covenants. The representations and warranties of Sellers contained in this Agreement (other than the Fundamental Representations) shall be true and correct when made and, when read in light of any Schedules which have been updated in accordance with the provisions of Section 12.1 hereof, as of the Closing Date as though such representations and warranties had been made on and as of such Closing Date (except to the extent such representations and warranties address matters as of particular dates, in which case, such representations and warranties shall be true and correct in all respects on and as of such dates), except to the extent that the failure of any such representations and warranties to be true and correct would not, or would not be reasonably likely to, in the aggregate, have a Material Adverse Effect. The representations and warranties of Sellers set forth in Sections 3.1, 3.2, 3.3, 3.7(c)(i), 3.8(c), 3.10 (the first sentence only), 3.11 and 12.8 (the “Fundamental Representations”) shall be true and correct in all respects as of the Closing Date. Each and all of the terms, covenants, and conditions of this Agreement to be complied with or performed by Sellers at or before the Closing pursuant to the terms hereof shall have been duly complied with and performed in all material respects.

7.2 Governmental Approvals. All material consents, authorizations, orders and approvals of (or filings or registrations with) any Government Entity required in connection with the execution, delivery and performance of this Agreement (including reasonable assurances from AHCA as to the issuance of hospital licenses with respect to the Hospitals post-Closing but effective as of the Effective Time) shall have been obtained or made by Buyers when so required, except as for any documents required to be filed, or consents, authorizations, orders or approvals required to be issued, after the Closing Date, and the waiting period applicable to the transaction under the HSR Act shall have expired or have been terminated without conditions.

7.3 Title Policy. At the Closing, the Title Company shall be ready, willing and able to issue a pro forma of the Title Policy (or marked Title Commitment containing no additional exceptions to title to the Owned Real Property and/or the Hospital Leased Real Property) to Buyers. The Title Policy shall be issued, at Buyers’ expense, on an ALTA Form 2006 Owner’s Title Policy in an amount equal to the portion of the Purchase Price being allocated to the Owned Real Property and the Hospital Leased Real Property and shall insure to Buyers fee title to the Owned Real Property and leasehold title to the Hospital Leased Real Property subject only to the Permitted Encumbrances and the standard exceptions contained in an owner’s title policy prescribed for use in the State of Florida, (i) with the standard exception as to taxes and assessments limited to taxes and assessments for the current and subsequent years, not yet due and payable, (ii) with the standard exception as to facts, rights, interests, or claims which are not shown by the public records deleted, and with the standard exception as to encroachments, encumbrances, violations, variations or adverse circumstances that would be disclosed by an accurate and complete land survey modified to except matters shown on the Surveys (in each case, only to the extent that the Surveys are sufficient for the Title Company to delete and/or modify the same), (iii) with the standard exception as to liens, or any right to liens, for services, labor or materials furnished to the Owned Real Property and the Hospital Leased Real Property deleted (other than any such liens or rights relating to Assumed Liabilities), and (iv) with the standard exception for rights or claims of parties in possession limited to rights of tenants under recorded or unrecorded leases included in the Contracts.

7.4 Actions/Proceedings. No action or proceeding before a court or any other Government Entity shall have been instituted or threatened to restrain, challenge, restrict, impose conditions on or prohibit the transactions herein contemplated, and no Government Entity shall have taken any other action or made any request of any party hereto as a result of which Buyers reasonably and in good faith deem it inadvisable to proceed with the transactions hereunder.

7.5 Insolvency. No Seller shall (i) be in receivership or dissolution, (ii) have made any assignment for the benefit of creditors, (iii) have admitted in writing their inability to pay their debts as they mature, (iv) have been adjudicated a bankrupt, or (v) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state, nor shall any such petition have been filed against any Seller.

7.6 No Material Adverse Change. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

7.7 Material Consents. Sellers shall have obtained and delivered to Buyers all consents of third parties that are material to the consummation of the transactions contemplated in this Agreement as specified in Schedule 7.7 (collectively, the “Material Consents”). The Material Consents shall be in form and substance reasonably satisfactory to Buyers.

7.8 Vesting/Recordation. Sellers shall have furnished to Buyers, in form and substance reasonably satisfactory to Buyers, assignments or other instruments of transfer necessary or appropriate to transfer to and effectively vest in Buyers all right, title, and interest in and to the Assets, in proper statutory form for recording if such recording is necessary or appropriate.

7.9 Hospital Lease. Sellers shall have obtained the consent of Hernando County to the assignment of the Hospital Lease to the Spring Hill/Brooksville Hospitals Buyer. Such consent shall be in a form reasonably acceptable to Buyers. The amendments to the Hospital Lease described as conditions to closing on Schedule 10.24 shall also have been obtained from Hernando County.

7.10 Agreement with Essential Third Party Provider. Buyers shall have obtained a written agreement with athenahealth to provide Buyers as of the Closing with the products and services substantially similar to the services provided to Sellers and their Affiliates with respect to the Facilities immediately prior to the Closing, which agreement shall be on customary commercial terms reasonably satisfactory to the Buyer.

7.11 Closing Deliveries. Sellers shall have delivered to Buyers, in accordance with the terms of this Agreement, all contracts, agreements, instruments, and documents required to be delivered by Sellers to Buyers pursuant to Section 2.2.

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS. Notwithstanding anything herein to the contrary, the obligations of Sellers to consummate the transactions described herein are subject to the fulfillment, at or prior to the Closing, of the following conditions precedent unless (but only to the extent) waived in writing by Sellers at the Closing:

8.1 Representations/Warranties/Covenants. The representations and warranties of Buyers contained in this Agreement shall be true and correct in all material respects when made and, when read in light of any Schedules which have been updated in accordance with the provisions of Section 12.1 hereof, as of the Closing Date as though such representations and warranties had been made on and as of such Closing Date (except to the extent such representations and warranties address matters as of particular dates, in which case such representations and warranties shall be true and correct in all material respects on and as of such dates). Each and all of the terms, covenants, and conditions of this Agreement to be complied with or performed by Buyers at or before the Closing pursuant to the terms hereof shall have been duly complied with and performed in all material respects.

8.2 Governmental Approvals. All material consents, authorizations, orders and approvals of (or filings or registrations with) any Government Entity required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made by Sellers when so required, except for any documents required to be filed, or consents, authorizations, orders or approvals required to be issued, after the Closing Date, and the waiting period applicable to the transaction under the HSR Act shall have expired or have been terminated without conditions.

8.3 Actions/Proceedings. No action or proceeding before a court or any other Government Entity shall have been instituted or threatened to restrain, challenge, restrict, impose conditions on or prohibit the transactions herein contemplated, and no Government Entity shall have taken any other action or made any request of any party hereto as a result of which Sellers reasonably and in good faith deem it inadvisable to proceed with the transactions hereunder.

8.4 Insolvency. Buyers shall not (i) be in receivership or dissolution, (ii) have made any assignment for the benefit of creditors, (iii) have admitted in writing their inability to pay their debts as they mature, (iv) have been adjudicated a bankrupt, or (v) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state, nor shall any such petition have been filed against Buyers.

8.5 Hospital Lease; Consents to Assignments. Sellers shall have obtained the consent of Hernando County to the assignment of the Hospital Lease to the Spring Hill/Brooksville Hospitals Buyer. Such consent shall be in a form reasonably acceptable to Sellers, and shall include the full and unconditional release of Sellers and their Affiliates from all obligations under the Hospital Lease arising as of or after the Effective Time, including, without limitation, any capital expenditure commitments or guarantees of performance or financial obligations. Sellers also shall have obtained the consents, waivers and estoppel of third parties which are reasonably necessary to complete effectively the transactions contemplated by this Agreement, including, without limitation, the consents to transfer the Ownership Interests to Buyers.

8.6 Closing Deliveries. Buyers shall have delivered to Sellers, in accordance with the terms of this Agreement, all contracts, agreements, instruments and documents required to be delivered by Buyers to Sellers pursuant to Section 2.3.

9. SELLERS’ COVENANT NOT TO COMPETE. Sellers hereby covenant that at all times from the Closing Date until the fifth (5th) anniversary of the Closing Date, Sellers and their Affiliates shall not, directly or indirectly, own, operate, develop, construct, lease, manage, finance, control or otherwise be affiliated with an acute care hospital or ambulatory or other type of surgery center, emergency or outpatient care facility, medical office building or physician practice, other ancillary healthcare or physician services of the nature provided by each Hospital, or ACO, within a thirty (30)-mile radius of each Hospital’s primary location without Buyers’ or TGH’s prior written consent (which Buyers may withhold in their sole and absolute discretion); provided, however, that the foregoing restriction shall not apply with respect to ACO activities of Sellers or their Affiliates through December 31, 2023. In the event of a breach of this Section 9, Sellers recognize that monetary damages shall be inadequate to compensate Buyers and Buyers shall be entitled, without the posting of a bond or similar security, to an injunction restraining such breach, with the reasonable costs (including reasonable attorneys’ fees) of securing such injunction to be borne by Sellers. Nothing contained herein shall be construed as prohibiting Buyers from pursuing any other remedy available to them for such breach or threatened breach. All parties hereto hereby acknowledge the necessity of protection against the competition of Sellers and their Affiliates and that the nature and scope of such protection has been carefully considered by the parties. Sellers further acknowledge and agree that the covenants and provisions of this Section 9 form part of the consideration under this Agreement and are among the inducements for Buyers entering into and consummating the transactions contemplated herein. The period provided and the area covered are expressly represented and agreed to be fair, reasonable and necessary. The consideration provided for herein is deemed to be sufficient and adequate to compensate for agreeing to the restrictions contained in this Section 9. If, however, any court determines that the foregoing restrictions are not reasonable, such restrictions shall be modified, rewritten or interpreted to include as much of their nature and scope as will render them enforceable.

10. ADDITIONAL AGREEMENTS.

10.1 Allocation of Purchase Price. The Purchase Price shall be allocated among the various classes of Assets in accordance with and as provided by Section 1060 of the Code. Within ninety (90) days of the Closing, Sellers shall provide Buyers with a preliminary allocation of the Purchase Price for Buyers’ review and approval. If Sellers and Buyers cannot agree, initially, on an allocation, then the matter shall be submitted to the Accounting Firm for final resolution of all allocation matters. The parties agree that any tax returns or other tax information they may file or cause to be filed with any Government Entity shall be prepared and filed consistently with such agreed upon allocation. In this regard, the parties agree that, to the extent required, they will each properly prepare and timely file Form 8594 in accordance with Section 1060 of the Code.

10.2 Termination Prior to Closing. Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time: (i) at or prior to the Closing by mutual, written consent of Sellers and Buyers; (ii) by Buyers by written notice to Sellers if any event occurs or condition exists which causes Sellers to be unable to satisfy one or more conditions to the obligations of Buyers to consummate the transactions contemplated by this Agreement as set forth in Section 7; (iii) by Sellers by written notice to Buyers if any event occurs or condition exists which causes Buyers to be unable to satisfy one or more conditions to the obligation of Sellers to consummate the transactions contemplated by this Agreement as set forth in Section 8; (iv) by Buyers or Sellers if any federal or state agency, including without limitation, the FTC or the Office of the Attorney General of the State of Florida, states an intention to continue or continues to investigate the transactions contemplated by this agreement beyond the expiration of the HSR Act’s initial thirty (30)-day waiting period (or, in the event of a mutually agreed upon “withdraw and refile,” beyond the expiration of the second thirty (30)-day waiting period triggered by such refiling) or has requested, orally or in writing, that the transactions contemplated by this Agreement be delayed or postponed; (v) by Sellers or Buyers if the Closing shall not have taken place on or before 5:00 p.m. Central Time on December 29, 2023 (which date may be extended by mutual agreement of Sellers and Buyers) (and, notwithstanding the provisions of Section 2.1 to the contrary, any such Closing that occurs on December 29, 2023 would have an Effective Time of 12:00:01 a.m. on January 1, 2024), provided that the right to terminate pursuant to this subsection (v) shall not be available to any party whose breach or default of any obligation or provision under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by such date; (vi) by either Sellers or Buyers pursuant to Section 12.1 hereof; or (vii) by Buyers pursuant to Section 6.3 hereof.

10.3 Post-Closing Access to Information. Sellers and Buyers acknowledge that subsequent to Closing each party may need access to information or documents in the control or possession of the other party(ies) for the purposes of concluding the transactions herein contemplated, audits, compliance with governmental requirements and regulations, and the prosecution or defense of third party claims. Accordingly, Sellers and Buyers agree that for a period of ten (10) years after Closing each will, unless prohibited by law or regulation, make reasonably available to the other’s agents, independent auditors, counsel, and/or Government Entities upon written request and at the expense of the requesting party such documents and information as may be available relating to the Assets for periods prior and subsequent to Closing to the extent necessary to facilitate concluding the transactions herein contemplated, audits, compliance with governmental requirements and regulations, and the prosecution or defense of claims. Sellers and Buyers shall cause their respective Affiliates to retain their books and records for the periods specified in their respective document retention policies. All reasonable documented out-of-pocket expenses associated with the delivery of the requested documents shall be promptly paid by a requesting party to the other party.

10.4 Preservation and Access to Records After the Closing. After the Closing, Buyers shall, in the ordinary course of business and as required by law, keep and preserve in their original form all medical and other records of the Facilities existing as of the Closing, and which constitute a part of the Assets delivered to Buyers at the Closing. For purposes of this Agreement, the term

“records” includes all documents, electronic data and other compilations of information in any form. Buyers acknowledge that, as a result of entering into this Agreement and operating the Facilities, Buyers will gain access to patient and other information which is subject to rules and regulations regarding confidentiality. Buyers agree to abide by any such rules and regulations relating to the confidential information Buyers acquire. Buyers agree to maintain the patient and personnel records delivered to Buyers at the Closing at the Facilities after Closing in accordance with applicable law (including, if applicable, Section 1861(v)(i)(I) of the Social Security Act (42 U.S.C. § 1395(v)(l)(i)), the privacy requirements of HIPAA and applicable state requirements with respect to medical privacy, and requirements of relevant insurance carriers, all in a manner consistent with the maintenance of patient and personnel records generated at the Facilities after the Closing. Upon reasonable notice, during normal business hours, at the sole cost and expense of Sellers and upon the applicable Buyer’s receipt of any legally required consents and authorizations, such Buyer will afford to the representatives of Sellers, including their counsel and accountants, full and complete access to, and copies of, the patient records transferred to Buyers at the Closing (including, without limitation, access to patient records in respect of patients treated by Sellers at the Facilities). Upon reasonable notice, during normal business hours and at the sole cost and expense of Sellers, Buyers shall also make their officers and employees available to Sellers at reasonable times and places after the Closing. Any access to the Facilities, their records or the applicable Buyer’s personnel granted to Sellers in this Agreement shall be upon the condition that any such access be consistent with applicable law and not materially interfere with the business operations of any Buyer.

10.5 Tax and Medicare Effect. None of the parties (nor such parties’ counsel or accountants) has made or is making any representations to any other party (nor such party’s counsel or accountants) concerning any of the tax or Medicare effects of the transactions provided for in this Agreement as each party hereto represents that each has obtained, or may obtain, independent tax and Medicare advice with respect thereto and upon which it, if so obtained, has solely relied.

10.6 Reproduction of Documents. This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) the documents delivered at the Closing, and (c) financial statements, certificates and other information previously or hereafter furnished to Sellers or to Buyers may, subject to the provisions of Section 12.10 hereof, be reproduced by Sellers and by Buyers by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and Sellers and Buyers may destroy any original documents so reproduced. Sellers and Buyers agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial, arbitral or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by Sellers or Buyers in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

10.7 Cooperation on Tax Matters. Following the Closing, the parties shall cooperate reasonably with each other and shall make available to the other, as reasonably requested and at the expense of the requesting party, and to any taxing authority, all information, records or documents relating to tax liabilities or potential tax liabilities of Sellers and the Partial Subsidiaries for all periods on or prior to the Closing and any information which may be relevant to determining the amount payable under this Agreement, and shall preserve all such information, records and documents (to the extent a part of the Assets delivered to Buyers at the Closing) at least until the expiration of any applicable statute of limitations or extensions thereof.

10.8 Cost Reports. After the Closing, Sellers, at their expense, shall prepare and timely file, in a manner that complies with applicable legal requirements, all terminating and other cost reports required or permitted by law to be filed under the Medicare and Medicaid or other third party payor programs and the State Health Agency for periods ending prior to the Effective Time, or as a result of the consummation of the transactions described herein (“Seller Cost Reports”). Upon the reasonable request of Sellers, Buyers shall reasonably cooperate with Sellers in providing certain information needed by Sellers when preparing any Seller Cost Reports, including, but not limited to, completion of Sellers’ standard hospital data collection template, invoice and general ledger analysis, and other documentation historically prepared by the Hospitals (including all free-standing emergency and other departments) for cost reporting purposes. If requested by Sellers, the applicable Buyer shall include the applicable Seller’s Medicare bad debts that are returned from collection agencies subsequent to the Closing Date on the applicable Buyer’s cost report for the respective period to which the Medicare bad debt relates provided that Sellers provide detailed supporting information, as required by Medicare regulations, for the Medicare bad debt account amounts to be included on the applicable Buyer’s Medicare cost report. The applicable Buyer shall forward to Sellers any and all correspondence relating to the Seller Cost Reports within five (5) business days after receipt by such Buyer. The applicable Buyer shall remit any receipts of funds relating to the Seller Cost Reports or to Sellers’ Medicare bad debts included on a Buyer’s cost report promptly after receipt by such Buyer and shall forward to Sellers any demand for payments within three (3) business days after receipt by such Buyer. Notwithstanding anything to the contrary in this Agreement, Sellers shall retain all rights to the Seller Cost Reports including any amounts receivable or payable in respect of such reports or reserves relating to such reports and all liabilities relating thereto. Such rights shall include the right to appeal any Medicare or Medicaid determinations relating to the Seller Cost Reports. Sellers shall retain the originals of the Seller Cost Reports, correspondence, work papers and other documents relating to the Seller Cost Reports. Sellers will furnish to Buyers copies of such cost reports, and related correspondence, work papers and other documents upon Buyers’ request.

10.9 Misdirected Payments, Etc. Sellers and Buyers covenant and agree to remit, with reasonable promptness any payments received, which payments are on or in respect of accounts or notes receivable owned by (or are otherwise payable to) the other. In addition, and without limitation, in the event of a determination by any Government Entity or third-party payor that payments to Sellers or the Facilities resulted in an overpayment or other determination that funds previously paid by any program or plan to Sellers or the Facilities must be repaid, Sellers shall be responsible for repayment of said monies (or defense of such actions) if such overpayment or other repayment determination was for services rendered prior to the Effective Time and Buyers shall be responsible for repayment of said monies (or defense of such actions) if such overpayment or other repayment determination was for services rendered after the Effective Time. In the event that, following Closing, any Buyer suffers any offsets against reimbursement due to such Buyer under any third-party payor or reimbursement programs, as a result of amounts owing under any such programs by Sellers or any of their Affiliates, Sellers shall promptly upon demand from such Buyer pay to such Buyer the amounts so billed or offset.

10.10 Employee Matters.

(a) As of the Effective Time, Sellers shall terminate all of the employees at the Facilities (the “Seller Employees”), and Buyers shall offer or cause to be offered employment to all active Seller Employees (including any Seller Employees who are on statutory family or medical leave, military leave, short-term disability, or other short-term leave of up to ninety (90) days) who are in good standing as of the Effective Time in positions and at compensation levels generally consistent with those provided by Sellers as of the Effective Time; provided, however, that Buyers shall not be required to offer employment to any Chief Executive Officer (or equivalent), Chief Medical Officer/Chief Nursing Officer (or equivalent), Chief Financial Officer (or equivalent) or similar “C-Suite” executive officer of the Hospitals unless Buyers decide, in their sole discretion, to do so. Between the date of this Agreement and Closing, Sellers shall cooperate with Buyers in their efforts to interview and interact with such C-Suite officers. Nothing herein shall be deemed to affect or limit in any way normal management prerogatives of Buyers with respect to employees or to create or grant to any such employees third party beneficiary rights or claims of any nature. All such employees who accept such offers and commence employment with a Buyer (together, the “Hired Employees”) shall be credited with employment service with Sellers for purposes of eligibility and vesting purposes (but not for purposes of benefit accrual) under Buyer’s employee benefit plans or programs (the “Buyer Plans”), unless such service credit is not allowed pursuant to the express terms of any insurance policy (or policies) used to fund the benefits provided under such Buyer Plans, in which case such service credit will not be allowed just for such insured plan(s). Notwithstanding anything contained herein to the contrary, this Section 10.10(a) shall not apply to any physician employee of any Seller who has entered into an employment agreement with any Seller (“Physician Employees”), and such persons shall not be deemed to be Hired Employees for purposes of this Section 10.10(a).

(b) Buyers shall offer or cause to be offered enrollment in the appropriate Buyer Plan that is a group health plan to any Hired Employee (including Physician Employees) together with the eligible dependents of such Hired Employee.

(c) Within the period of ninety (90) days prior to the Closing, Sellers shall not violate the WARN Act and/or the regulations thereunder. With respect to terminations of employees prior to the Effective Time, Sellers shall be responsible for any legally required notifications. With respect to terminations of employees following the Effective Time, Buyers shall be responsible for any legally required notifications.

(d) Notwithstanding anything herein to the contrary and prior to the Effective Time, Sellers shall terminate the active participation of all of the Seller Employees, including for this purpose the Physician Employees, in each Benefit Plan listed in Schedule 3.12 and intended to be a tax-qualified retirement plan described under Section 401(a) of the Code (the “Seller Plans”). After the Effective Time, Sellers shall timely allow to be made appropriate distributions to, or for the benefit of, all of the Seller Employees (including Physician Employees) in respect of the Seller Plans which are in force and effect with respect to the Seller Employees immediately prior to the Effective Time in accordance with the terms and conditions of the Seller Plans, as may be requested by the Seller Employees.

(e) Sellers shall be responsible for providing continuation coverage pursuant to the requirements of section 4980B of the Code, and Part 6 of Title I of ERISA (“COBRA”) with respect to qualifying events occurring before the date on which such Seller Employees become Hired Employees, for Seller Employees who do not become Hired Employees, and with respect to qualifying events occurring by virtue of the Closing, and Sellers shall continue to be fully responsible for such COBRA coverage for such Seller Employees following the Effective Time. Buyers shall be responsible for providing COBRA coverage with respect to each of the Hired Employees (and their dependents) whose qualifying event occurs on or after the date on which each of the applicable Seller Employees becomes one of the Hired Employees. The obligations pertaining to COBRA coverage for Physician Employees shall be apportioned between Sellers and Buyers consistent with the methodology set forth above.

10.11 Indigent Care Policies. Buyers shall adopt and maintain reasonable policies for the treatment of indigent patients of the Hospitals. Buyers shall cause the Hospitals to treat any patient presented to the emergency room who has a medical emergency or who, in the judgment of a staff physician, has an immediate emergency need. No such patient will be turned away because of age, race, gender or inability to pay. Buyers shall cause the Hospitals to continue to provide services to patients covered by the Medicare and Medicaid programs and those unable to pay for emergent and medically necessary care. This covenant shall be subject in all respects to changes in governmental policy.

10.12 Use of Controlled Substance Permits. To the extent permitted by applicable law, each applicable Buyer shall have the right, for a period not to exceed one hundred eighty (180) days following the Closing Date, to operate under the licenses and registrations of the corresponding Seller relating to controlled substances and the operations of pharmacies and laboratories, until such Buyer is able to obtain such licenses and registrations for itself. In furtherance thereof, Sellers shall execute and deliver to the corresponding Buyer at or prior to the Closing limited powers of attorney substantially in the form of Exhibit A hereto. Buyers shall apply for all such licenses and permits as soon as reasonably possible before and after the Closing and shall diligently pursue such applications.

10.13 Medical Staff Matters. As a result of the acquisition of the Assets by Buyers, without the consent of the medical staff of the Hospitals, there will be no change or modification to the current staff privileges for physicians on the medical staff of the Hospitals; provided, however, that the consummation of the transactions contemplated hereby will not limit the ability of the Board of Trustees or medical executive committee of the Hospitals to grant, withhold or suspend medical staff appointments or clinical privileges in accordance with the terms and provisions of the medical staff bylaws. Each applicable Buyer shall adopt the current medical staff bylaws of the Hospitals as the medical staff bylaws of the Hospitals following the Closing, except for non-substantive changes that may be required to reflect Buyer’s legal name and description, and except to the extent that: (i) modifications thereof are required to comply with accreditation standards or legal or regulatory requirements, (ii) modifications thereto may be proposed by the medical staff, or its executive committee, and agreed to by Buyers (pursuant to the process set forth in the medical staff bylaws), (iii) modifications thereto are proposed by Buyers and agreed to by the medical staff (pursuant to the process set forth in the medical staff bylaws), and (iv) modifications thereto may otherwise be permitted by law.

10.14 Information Services Agreement. At the Closing, an appropriate Affiliate of Sellers and Buyers will enter into an Information Technology Transition Services Agreement substantially in the form attached hereto as Exhibit B.

10.15 Hospital Transition Services Agreement. At the Closing, an appropriate Affiliate of Sellers and Buyers will enter into a Hospital Transition Services Agreement substantially in the form attached hereto as Exhibit C.

10.16 Clinic Billing and Collection Agreement. At the Closing, an appropriate Affiliate of Sellers and Buyers will enter into a Clinic Billing and Collection Agreement substantially in the form attached hereto as Exhibit D.

10.17 License Agreement. At the Closing, Sellers and Buyers will enter into a License Agreement for Policy and Procedure Manuals substantially in the form attached hereto as Exhibit E.

10.18 Access to Records Including as to Recovery and Audit Information . If any Government Entity or Person acting on its behalf makes a claim, inquiry or request to any Buyer or Seller relating to Sellers’ operation of the Facilities prior to the Effective Time (including but not limited to a notice to any Buyer or Seller from a Person responsible for retroactive payment denials, including recovery audit contractors) of their intent to review Sellers’ claims with respect to the operation of the Facilities prior to the Effective Time, or otherwise seeks information pertaining to Sellers with respect to the operations of the Facilities, Sellers and Buyers shall: (i) comply with all lawful requests from such Government Entity or Person in a timely manner; (ii) comply with all other applicable laws and regulations; (iii) except as restricted by law or regulation, forward to the other party all communications and/or documents sent to such Government Entity or Person or received from such Government Entity or Person within five (5) business days of delivery or receipt of such communications and/or documents and (iv) except as restricted by law or regulation, provide Sellers and their agents and attorneys upon reasonable request with reasonable access to records, information and personnel necessary for any appeal or challenge regarding any such retroactive payment denials (with the understanding that Sellers shall be solely responsible for handling any appeals).

10.19 Telephone Access. The parties shall take all steps necessary to transition over to Buyers or an Affiliate all local and long distance telephone services at the Facilities as of the Closing Date.

10.20 Continuation of Insurance. For a period of at least six (6) years following the Closing, Sellers shall maintain in effect insurance on all claims-made professional and general liability insurance policies of the Facilities (including cyber/data breach coverages) for claims related to the period of Sellers’ ownership and operation of the Facilities. The insurance shall have coverage levels equal to the coverage maintained by Sellers (or by CHS or its Affiliates with respect to the Facilities) for other comparable healthcare facilities (and, in any event, not less than the coverages described in Schedule 3.19).

10.21 Use of Excluded Marks. To the extent the Facilities (or their associated marketing, signage, or other promotion thereof) use any marks, logos, slogans, or other trademarks or service marks that are Excluded Assets and that were being used by the Facilities immediately prior to the Effective Time, Buyers shall take reasonable steps after the Closing Date to promptly phase out and cease all such use of such marks, provided that certain marks may continue to be used for a limited Transition Period as expressly permitted herein. All use of any Excluded Marks, including the Transition Marks (as defined herein), shall inure to the benefit of Sellers or their Affiliates, and Buyers shall acquire no right, title, or interest to any of the marks. Solely during the Transition Period, Sellers and their Affiliates grant to Buyers and their Affiliates an exclusive (even as to Sellers, except as otherwise provided herein), irrevocable (except for material breach of this provision), royalty-free, and fully paid-up right and license to use the family of BRAVERA HEALTH, BRAVERA HEALTH BROOKSVILLE, BRAVERA HEALTH SEVEN RIVERS, BRAVERA HEALTH SPRING HILL, BRAVERA MEDICAL GROUP, and their associated logos (the “Transition Marks”), an in association therewith, Sellers shall further allow Buyers and their Affiliates to use the associated brand guidelines and image files provided that any use of the Transition Marks and associated image files and brand guidelines shall be solely in connection with the operation of the Facilities, in a similar manner as used by Sellers or their Affiliates immediately prior to the Effective Time, and consistent with Sellers’ and their Affiliates’ quality standards, for a period not to exceed twelve (12) months after the Closing Date (“Transition Period”). Buyers shall not materially alter the Transition Marks nor otherwise combine the Transition Marks with any other marks. Sellers and their Affiliates shall have the sole right but not the obligation, at their sole cost, to bring any action for infringement or registration of the Transition Marks and domain names during the Transition Period. Buyers and TGH shall not use the marks in connection with any other facilities or businesses except for the Facilities. During the Transition Period, Sellers and their Affiliates shall not use the Transition Marks, except (a) in connection with ongoing activities arising out of Sellers’ or their Affiliates’ operations of the Facilities prior to the Closing Date (including without limitation any ongoing billing or collection activities, reporting, litigation, or otherwise), or (b) to support Buyers and their Affiliates in connection with any transition activities related to the Facilities. Sellers and their Affiliates shall not assign nor transfer ownership of the Transition Marks during the Transition Period unless expressly subject to this license to Buyers and their Affiliates. Upon expiration of the Transition Period, Buyers and their Affiliates shall cease all further use of the Transition Marks. Notwithstanding the foregoing, the license granted above does not include any right to use, and the Buyers shall not use in any capacity, the following Excluded Marks: CHS, Community Health Systems, CHSPSC or HMA.

10.22 Guaranties. To the extent that any Seller or any Affiliate of Sellers has guaranteed the obligations of any Seller under any of the Contracts (a “Seller Guaranty”), then at the request of Sellers, Buyers shall use commercially reasonable efforts to have Sellers and/or such Affiliate released as guarantor. If required to obtain a release from a Seller Guaranty, Buyers or TGH shall execute a guaranty substantially in the form of the existing Seller Guaranty, or such other form as may be agreed to by Buyers and the beneficiary of such guaranty. If Buyers are unable to obtain a release for any Seller Guaranty as set forth in this Section 10.22, Buyers (i) shall indemnify and hold harmless Sellers and their Affiliates against any liabilities arising from or relating thereto as if the obligations accruing from and after the Effective Time under such Seller Guaranty were Assumed Liabilities, and (ii) agree not to amend, modify, supplement, extend or renew (or allow the applicable Buyer to amend, modify, supplement, extend or renew) the underlying Contract in any manner that would reasonably be expected to materially increase the obligations of Sellers or their Affiliates under the Seller Guaranty, without the prior written consent of Sellers.

10.23 Antitrust Cooperation. Buyers and Sellers will cooperate with each other, using commercially reasonable efforts to: (a) promptly and fully inform the other party of any written or oral communication received from or given to the FTC, DOJ, or any other Government Entity or any Person relating to any inquiry, investigation, or proceeding relating to the transactions contemplated by this Agreement or any filing submitted to any Government Entity, and promptly provide the other a copy of any written communication or filing received from or provided to any Government Entity or other Person regarding the transactions contemplated by this Agreement (subject to applicable laws regarding privilege), provided that no privileged information or information that is deemed to be competitively sensitive is required to be shared and Buyers and Sellers may reasonably designate any competitively sensitive information provided to the other under this Section as “Antitrust/Outside Counsel Only Material”; (b) allow the other party to review in advance and, to the extent practicable, consult with one another on and consider in good faith the views of the other with respect to any written communication or submission to any Government Entity relating to any inquiry, investigation, or proceeding involving the transactions contemplated by this Agreement and/or information relating to that party that appears in any filing made with or written materials submitted to, any Government Entity in connection with any inquiry, investigation, or proceeding relating to the transactions contemplated hereby; and (c) agree not to participate in any substantive meeting or discussion with any Government Entity regarding any filing, inquiry, or investigation relating to such transactions unless, to the extent practicable and not prohibited by law, rule, regulation or order of any Government Entity, it consults with the other party in advance, and to the extent not prohibited by law, rule, regulation or order and permitted by the Government Entity, gives the other party, including its outside counsel, reasonable notice and an opportunity to attend and participate.

10.24 Hospital Lease. Buyers shall negotiate in good faith with Hernando County, using commercially reasonable efforts to negotiate the assignment of the Hospital Lease, including such amendments as may be reasonably negotiated between Buyers and Hernando County; provided, however, that Buyers shall only propose amendments to Hernando County with respect to the matters described on Schedule 10.24 (which shall include certain matters which constitute conditions to closing for Buyers under Section 7.9 and certain other matters which do not constitute conditions to closing). Sellers shall cooperate in good faith with Buyers and use commercially reasonable efforts in negotiating with Hernando County to receive the consent from Hernando County to the assignment of the Hospital Lease to the Spring Hill/Brooksville Hospitals Buyer.

10.25 Passwords, Keys, Websites, Social Media. The parties shall cooperate with one another to transition over to Buyers or an Affiliate, promptly following the Closing, all passwords system keys and manuals, administrator privileges, building and other physical property keys, alarm codes and manuals, website and domain name assignments, social media account assignments, security deposits and other funds held under Contracts, with respect to the Facilities and the Assets, and Buyer will be permitted to download copies of the virtual data room materials provided by Sellers to Buyers prior to Closing.

10.26 PMATF Assessments. Sellers, jointly and severally, shall pay all assessments imposed by AHCA on the Hospitals prior to the Effective Time with respect to the Public Medical Assistance Trust Fund.

11. INDEMNIFICATION.

11.1 Indemnification by Buyers. Subject to the limitations set forth in Section 11.3 hereof, Buyers shall defend, indemnify and hold harmless Sellers and their Affiliates, and their respective officers, directors, managers, employees, agents or independent contractors (collectively, “Seller Indemnified Parties”), from and against any and all losses, liabilities, damages, costs (including, without limitation, court costs and costs of appeal) and expenses (including, without limitation, reasonable attorneys’ fees and fees of expert consultants and witnesses) (collectively, “Damages”) that any one or more of such Seller Indemnified Parties incur as a result of, arising out of or with respect to (i) any misrepresentation or breach of any representation or warranty by Buyers under this Agreement, (ii) any breach by Buyers of, or any failure by Buyers to perform, any covenant or agreement of, or required to be performed by, Buyers or their Affiliates under this Agreement or any agreements ancillary to this Agreement, (iii) any of the Assumed Liabilities, or (iv) any claim made by a third party with respect to the operation of the Facilities by Buyers following the Effective Time.

11.2 Indemnification by Sellers. Subject to the limitations set forth in Section 11.3 hereof, Sellers shall defend, indemnify and hold harmless Buyers and their Affiliates, and their respective officers, directors, managers, employees, agents, or independent contractors (collectively, “Buyer Indemnified Parties”), from and against any and all Damages that any one or more of such Buyer Indemnified Parties incur as a result of, arising out of or with respect to (i) any misrepresentation or breach of representation or warranty by Sellers under this Agreement, (ii) any breach by Sellers or their Affiliates of, or any failure by Sellers to perform, any covenant or agreement of, or required to be performed by, Sellers under this Agreement or any agreements ancillary to this Agreement, (iii) any of the Excluded Liabilities, or (iv) any claim made by a third party with respect to the operation of the Facilities by Sellers prior to the Effective Time.

11.3 Limitations. Buyers and Sellers shall be liable under Section 11.1(i) or Section 11.2(i) (i.e., for misrepresentations and breaches of representations and warranties), as applicable, only when total indemnification claims exceed One Million Four Hundred Thousand Dollars ($1,400,000) (the “Basket Amount”), after which Buyers or Sellers, as applicable, shall be liable only for the amount in excess of the Basket Amount. No party shall be liable for any indemnification pursuant to Section 11.1(i) or Section 11.2(i), as applicable, for any claims for misrepresentations and breaches of representations and warranties which are the basis upon which any other party shall have failed to consummate the transactions described herein pursuant to Section 7.1 or Section 8.1, as applicable, or which are based upon misrepresentations and breaches of representations and warranties which have been waived pursuant to the initial paragraph of Section 7 or Section 8, as applicable. The liability of Buyers and Sellers for indemnification under Section 11.1(i) or Section 11.2(i), respectively, shall be limited to an amount equal to fifty percent (50%) of the Purchase Price. Notwithstanding the foregoing provisions of this Section 11.3, the limitation on liability and the Basket Amount shall not apply to claims arising under Section 11.1(i) or Section 11.2(i) and resulting from willful misrepresentation or fraud by the indemnifying party or its Affiliates.

11.4 Notice and Control of Litigation. If any claim or liability is asserted in writing by a third party against a party entitled to indemnification under this Section 11 (the “Indemnified Party”) which would give rise to a claim under this Section 11, the Indemnified Party shall notify the person giving the indemnity (the “Indemnifying Party”) in writing of the same within fifteen (15) days of receipt of such written assertion of a claim or liability. The Indemnifying Party shall have the right to defend such third party claim(s) and control the defense, settlement, and prosecution of any litigation; provided, that the Indemnified Party may in any event retain separate co-counsel at its sole cost and expense and participate in the defense of the third party claim. If the Indemnifying Party, within ten (10) days after receipt of such written notice of such claim, fails to agree to defend such claim, the Indemnified Party shall (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise, or settlement of such claim on behalf of and for the account and at the risk of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such claim at any time prior to settlement, compromise, or final determination thereof, provided such assumption does not materially and adversely impact the Indemnified Party. Anything in this Section 11.4 notwithstanding, (i) in the event that a proposed settlement requires the Indemnified Party to admit any wrongdoing or take or refrain from taking any action, then the proposed settlement shall not be entered into unless it is reasonably acceptable to both the Indemnifying Party and the Indemnified Party, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant to the Indemnified Party of a commercially reasonable release from all liability of the Indemnified Party and its Affiliates in respect of such claim. The foregoing rights and agreements shall be limited to the extent of any requirement of any third-party insurer or indemnitor. All parties agree to cooperate fully as necessary in the defense of such matters. No delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is materially prejudiced thereby.

11.5 Notice of Claim. If an Indemnified Party becomes aware of any breach of the representations or warranties of the Indemnifying Party hereunder or any other basis for indemnification under this Section 11 (except as otherwise provided for under Section 12.3), the Indemnified Party shall notify the Indemnifying Party in writing of the same within thirty (30) days after becoming aware of such breach or claim, specifying in detail the circumstances and facts which give rise to a claim under this Section 11. Should the Indemnified Party fail to notify the Indemnifying Party within the time frame required above, the indemnity with respect to the subject matter of the required notice shall be limited to the damages that would have nonetheless resulted absent the Indemnified Party’s failure to notify the Indemnifying Party in the time required above after taking into account such actions as could have been taken by the Indemnifying Party had it received timely notice from the Indemnified Party.

11.6 Mitigation. The parties shall cooperate with each other to resolve any claim or liability with respect to which any party is obligated to indemnify any other party hereunder, including using commercially reasonable efforts to mitigate any liabilities that form the basis of a claim hereunder. In furtherance of the foregoing, the parties shall use commercially reasonable efforts to seek recovery under all applicable insurance policies covering any liabilities for claims indemnified hereunder, to the same extent as they would if such liabilities and claims were not subject to indemnification hereunder (provided, such efforts shall not be deemed to require instituting litigation or other proceedings). The amount of any indemnification hereunder shall be reduced or reimbursed, as the case may be, by any amount received by the Indemnified Party from any other party alleged to be responsible therefor (net of costs and expenses incurred in connection with such recovery). The Indemnified Party shall use reasonable efforts to collect any amounts available from such other parties alleged to have responsibility (provided, such efforts shall not be deemed to require instituting litigation or other proceedings). If the Indemnified Party receives an amount from such other party subsequent to an indemnification provided by the Indemnifying Party pursuant to this Section 11, the Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by the Indemnifying Party in connection with providing such indemnification up to such amount received by the Indemnified Party (net of costs and expenses incurred in connection with such recovery). Each party shall act in a commercially reasonable manner in addressing any liabilities that may provide the basis for an indemnifiable claim (that is, each party shall respond to such liability in the same manner that it would respond to such liability in the absence of the indemnification provided for in this Agreement). Any request for indemnification of specific costs shall include invoices and supporting documents containing reasonably detailed information about the costs or damages for which indemnification is being sought.

11.7 Calculation of Damages. Any and all materiality qualifiers (or words of similar import) in any representation or warranty in this Agreement shall be disregarded and shall not have any effect solely with respect to the calculation of the amount of any Damages attributable to a misrepresentation as to, or inaccuracy in, any such representation or warranty. For the avoidance of doubt the immediately preceding sentence applies only for purposes of determining the amount of Damages, and any qualification by the term “material” (or words of similar import) that is expressly contained in any representation or warranty in this Agreement is still valid for determining whether there exists any breach or inaccuracy in such representation and warranty. Unless otherwise required by any legal requirement, any indemnity payment hereunder to or from Sellers shall be treated for all tax purposes as an adjustment to the Purchase Price.

11.8 Exclusive Remedy. The representations and warranties contained in or made pursuant to this Agreement shall be terminated and extinguished upon the earlier of the end of the applicable Survival Period (hereinafter defined) or any termination of this Agreement; provided that with respect to any claim for breach that has been made prior to the end of such Survival Period or termination of this Agreement shall survive until such claim is finally resolved pursuant to this Section 11 as further described in Section 12.17. Thereafter, none of Sellers, Buyers or any shareholder, partner, officer, director, principal or Affiliate of any of the preceding shall be subject to any liability of any nature whatsoever with respect to any such representation or warranty. Moreover, absent fraud or willful misrepresentation, the sole and exclusive remedy for any breach or inaccuracy, or alleged breach or inaccuracy, of any representation and warranty made by Sellers or Buyers in this Agreement shall be the remedies provided by this Section 11.

12. MISCELLANEOUS.

12.1 Schedules and Exhibits. Each Schedule and Exhibit to this Agreement shall be incorporated herein and considered a part hereof as if set forth herein in full. From the date hereof until the Closing Date, Sellers or Buyers may update their Schedules, subject to the other party’s approval rights and other limitations described below. If a party, after having a period of ten (10)

business days to review any modification or amendment to a Schedule proposed by another party, determines in its reasonable discretion that it should not consummate the transactions on the terms contemplated by this Agreement because the modification or amendment to such Schedule discloses facts or circumstances not disclosed in the original Schedules that have a Material Adverse Effect, demonstrates a breach of any Fundamental Representations or would have a material and adverse impact on Buyers’ ability to perform their obligations under this Agreement, in the case of a modification proposed by Sellers, or that would have a material and adverse impact on Sellers’ ability to perform their obligations under this Agreement, in the case of a modification proposed by Buyers, then such party may terminate this Agreement by giving a written notice to the other party on or before the Closing (which notice may include, in the alternative, proposed changes in the terms of this Agreement to compensate for any such matters) (a “Termination Notice”), whereupon the other party shall be entitled, for a period of ten (10) business days after its receipt of the Termination Notice, to cure the matter that has triggered the Termination Notice (or accept such proposed alternative terms to compensate for such matters). Notwithstanding anything contained herein to the contrary, the inclusion of new or different information on a Schedule after the date of this Agreement shall not prejudice or otherwise affect a party’s right to seek relief for the other party’s breach of a representation, warranty or covenant or affect the party’s right to indemnification under Section 11.1 or Section 11.2 (based upon the Schedule as of the date of this Agreement without taking into account any modification, update or amendment). Notwithstanding anything herein to the contrary, after the date of this Agreement, (i) no new Schedules may be added, (ii) Schedule 1.1(a)(i) and (ii) and Schedule 1.2 may not be updated in any respect, including with the addition or deletion of any Owned Real Property or Leased Real Property (except, with respect only to leases other than the Hospital Lease and the leases listed as items 3, 8, 9 and 10 under “Brooksville” on Schedule 1.1(a)(ii), to the extent a lease expires or is terminated by a third party; provided that the leases identified as items 8, 9 and 10 under “Brooksville” on Schedule 1.1(a)(ii) may be assigned to FESC prior to Closing), unless all parties hereto consent in writing to such update, (iii) Schedule 1.1(g) may not be updated in any respect (including through the addition and/or deletion of contracts on such Schedule, except with respect to the removal of Contracts that have expired or been terminated by third parties or the addition of Immaterial Contracts or renewals, extensions or replacements (on substantially similar terms) of Contracts in the ordinary course of business that do not materially increase the costs, liabilities or obligations being assumed by Buyers thereunder) unless all parties hereto consent in writing to such update, and (iv) Schedule 1.3 (except to reflect any reductions in the balances of any capitalized/finance leases as of the Closing), Schedule 1.6, Schedule 7.7 and Schedule 10.24 may not be updated in any respect unless all parties hereto consent in writing to such update.

12.2 Additional Assurances. The provisions of this Agreement shall be self-operative and shall not require further agreement by the parties except as may be herein specifically provided to the contrary; provided, however, at the request of a party, the other party or parties shall execute such additional instruments and take such additional actions as are consistent with this Agreement and are reasonably necessary or convenient to consummate the transactions contemplated hereby, with each party bearing its own costs and expenses incurred by such party related thereto. In addition and from time to time after the Closing, Sellers shall execute and deliver such other instruments of conveyance and transfer, and take such other actions as Buyers reasonably may request, more effectively to convey and transfer full right, title, and interest to, vest in, and place Buyers in legal and actual possession of, any and all of the Hospitals, other Facilities and the Assets in a manner consistent with this Agreement and the agreements ancillary hereto with each party bearing its own costs and expenses associated therewith.

12.3 Consented Assignment. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any claim, right, contract, license, lease, commitment, sales order, or purchase order if an attempted assignment thereof without the consent of the other party thereto would constitute a breach thereof or in any material way adversely affect the rights of Sellers thereunder (each a “Non-Assigned Contract”), unless such consent is obtained. After Closing, Sellers and Buyers will cooperate with one another in good faith using commercially reasonable efforts to obtain each such third-party consent reasonably necessary for the valid assignment of each Non-Assigned Contract; provided, however, in connection with such consents, Buyers shall not be required to acquiesce to amendments to Non-Assigned Contracts or other terms that require the payment of additional amounts or other material undertakings by Buyers as a condition for such consent. If any such third-party consent is not obtained, Sellers will cooperate with Buyers to deliver to Buyers, as applicable, the economic and other benefits that Buyers would have actually received under the applicable Non-Assigned Contract, including enforcement for the benefit of Buyers of any and all rights of Sellers against any other party with respect to such Non-Assigned Contract.

12.4 Consents, Approvals and Discretion. Except as herein expressly provided to the contrary, whenever this Agreement requires any consent or approval to be given by a party, or whenever a party must or may exercise discretion, the parties agree that such consent or approval shall not be unreasonably withheld or delayed and such discretion shall be reasonably exercised.

12.5 Legal Fees and Costs. In the event a party elects to incur legal expenses to enforce or interpret any provision of this Agreement by judicial proceedings, the prevailing party will be entitled to recover such legal expenses, including, without limitation, reasonable attorneys’ fees, costs, and necessary disbursements at all court levels, in addition to any other relief to which such party shall be entitled.

12.6 Choice of Law; Jurisdiction. The parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to conflict of laws principles. To the extent allowed by law, each party hereto hereby submits itself to jurisdiction in the State of Florida for any action or cause of action arising out of or in connection with this Agreement.

12.7 Benefit/Assignment. Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors, and assigns. No party may assign this Agreement without the prior written consent of the other parties, which consent shall not be unreasonably withheld; provided, however, that, except for the obligations in Sections 12.27 and 12.28, any party may, without the prior written consent of the other parties, assign its rights and delegate its duties hereunder to one or more Affiliates (provided such Affiliates have the ability, including the financial wherewithal, to perform the assignor’s responsibilities hereunder) so long as written notice is provided to the other parties.

12.8 No Brokerage. Except as set forth on Schedule 12.8, Buyers and Sellers each represent and warrant to the other that they have not engaged a broker in connection with the transactions described herein. Each party agrees to be solely liable for and obligated to satisfy and discharge all loss, cost, damage, or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such party.

12.9 Cost of Transaction. Whether or not the transactions contemplated hereby shall be consummated, the parties agree as follows: (i) Sellers shall pay the fees, expenses, and disbursements of Sellers and their agents, representatives, accountants, and legal counsel incurred in connection with the subject matter hereof and any amendments hereto; (ii) Sellers shall pay for the stub-period audit required by the Agency For Health Care Administration (“AHCA”) with respect to the period ending on the Effective Time; (iii) Buyers shall pay the fees, expenses, and disbursements of Buyers and their agents, representatives, accountants and legal counsel incurred in connection with the subject matter hereof and any amendments hereto; (iv) Buyers shall pay for, all premiums, fees and costs associated with the Title Commitment, the Title Policy and the Surveys, any filing fees required to obtain approvals or waivers under the HSR Act, any environmental engineering reports, licensure application fees, recording fees, and mechanical, structural, electrical and roofing engineering costs; (v) Buyers shall pay for any stub-period audit required by AHCA with respect to any period ending after the Effective Time; and (vi) Buyers (collectively) and Sellers (collectively) shall each pay fifty percent (50%) of all state, county and local transfer, documentary or similar taxes payable in connection with the transfer of the Assets or the recording of the Deeds.

12.10 Confidentiality.

(a) It is understood by the parties hereto that the information, documents, and instruments delivered to Buyers by Sellers and their agents and the information, documents, and instruments delivered to Sellers by Buyers and their agents are of a confidential and proprietary nature as further described in that certain Agreement for Use and Non-Disclosure of Confidential Information dated as of July 25, 2022 and that certain Clean Team Confidentiality Agreement dated March 21, 2023, each by and between CHSPSC, LLC and TGH (collectively, the “Confidentiality Agreements”). Each of the parties hereto agrees that prior to the Closing it will maintain the confidentiality of all such confidential information, documents, or instruments delivered to it by each of the other parties hereto or their agents in connection with the negotiation of this Agreement or in compliance with the terms, conditions, and covenants of such Confidentiality Agreements and will only disclose such information, documents, and instruments as permitted by such Confidentiality Agreements and to its duly authorized officers, members, directors, representatives, and agents (including consultants, attorneys, and accountants of each party) and applicable Government Entities in connection with any required notification or application for approval or exemption therefrom or as may be required in connection with any debt or bond financing, investment transaction, merger, acquisition or similar business combination or finance transaction (subject to customary confidentiality protections being in place with such third parties). Each of the parties hereto further agrees that if the transactions contemplated hereby are not consummated, it will return all such documents and instruments and all copies thereof in its possession to the other parties to this Agreement (subject to the terms, exceptions and conditions of such Confidentiality Agreements). Otherwise, the parties acknowledge and agree that the Confidentiality Agreements shall terminate as of the Closing.

(b) Each of the parties hereto recognizes that any breach of this Section 12.10 could result in irreparable harm to the other party to this Agreement and its Affiliates and that therefore either Sellers or Buyers shall be entitled to seek an injunction to prohibit any such breach or anticipated breach, without the necessity of posting a bond, cash, or otherwise, in addition to all of its other legal and equitable remedies. Nothing in this Section 12.10, however, shall prohibit the use of such confidential information, documents, or information as permitted pursuant to such Confidentiality Agreements for such governmental filings as in the opinion of Sellers’ counsel or Buyers’ counsel are required by law or governmental regulations or are otherwise required to be disclosed pursuant to applicable federal or state law, rule, regulation or order of any Government Entity.

12.11 Public Announcements. Sellers and Buyers mutually agree that no party hereto shall release, publish, or otherwise make available to the public in any manner whatsoever any information or announcement regarding the transactions herein contemplated without the prior written consent of Sellers and Buyers, except for information and filings reasonably necessary to be directed to Government Entities to fully and lawfully effect the transactions herein contemplated or required in connection with securities and other laws. For the sake of clarification, nothing contained in this Agreement shall limit: (a) Sellers or their Affiliates from making any disclosures or filing any agreements that they deem necessary or advisable to be made in any filings with the Securities and Exchange Commission as a result of the transactions contemplated by this Agreement or in connection with any future securities offerings of Sellers or their Affiliates; or (b) Buyers or any of their Affiliates from making any disclosures or filing any agreements that they deem necessary or advisable to be made with the Municipal Securities Rulemaking Board (MSRB), whether on MSRB’s Electronic Municipal Market Access as a result of the transactions contemplated by this Agreement or in connection with any future securities offerings of Buyers or their Affiliates.

12.12 Waivers. The waiver by any party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or any other provision hereof. Any waiver of a breach or violation of any provision of this Agreement must be in writing and signed by the party waiving such breach or violation to be effective.

12.13 Notice. Any notice, demand, or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, when received by receipted overnight delivery, or five (5) days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:

Sellers: CHS/Community Health Systems, Inc.

4000 Meridian Boulevard
Franklin, TN 37067
Attn: Vice President – Acquisitions

With a simultaneous copy to: CHSPSC, LLC

4000 Meridian Boulevard

Franklin, TN 37067

Attn: General Counsel

Buyers: c/o Florida Health Sciences Center, Inc.
d/b/a Tampa General Hospital

One Tampa General Circle

Tampa, Florida 33606

Attn: Mark Runyon, EVP & CFO

With a simultaneous copy to: James J. Kennedy, III, Esquire

Carlton Fields, P.A.

4221 West Boy Scout Boulevard, Suite 1000

Tampa, Florida 33607-5780

or to such other address, and to the attention of such other person or officer as any party may designate, with copies thereof to the respective counsel thereof as notified by such party.

12.14 Severability. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality, or unenforceability shall in no event affect, prejudice, or disturb the validity of the remainder of this Agreement, which shall be and remain in full force and effect, enforceable in accordance with its terms.

12.15 Gender; Number; General Interpretation. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply: (i) the gender of all words herein shall include the masculine, feminine, and neuter, and the number of all words herein shall include the singular and plural; (ii) the words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires; (iii) the word “including” or any variation thereof means (unless the context of its usage clearly requires otherwise) “including, but not limited to,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (iv) when calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded; and (v) the phrase “to the extent” means the degree to which a thing or matter extends, and does not simply mean “if.” In addition, the term “Person” means any individual, partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or other association or entity, including any Government Entity.

12.16 Divisions and Headings. The divisions of this Agreement into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

12.17 Survival. All of the representations, warranties, covenants, and agreements made by the parties in this Agreement or pursuant hereto in any certificate, instrument, or document shall survive the consummation of the transactions described herein, and may be fully and completely relied upon by Sellers and Buyers, as the case may be, notwithstanding any investigation heretofore or hereafter made by any of them or on behalf of any of them, and shall not be deemed merged into any instruments or agreements delivered at the Closing or thereafter. The representations and warranties contained in this Agreement shall survive the Closing for a period of two (2) years following the Closing Date (the “Survival Period”); provided that the “Survival Period” for the representations and warranties made by Sellers in Sections 3.1, 3.2, 3.3, 3.7(c)(i), 3.8(c), 3.10 (the first sentence only), 3.11, 3.14, 3.26 and 12.8 and for the representations and warranties made by Buyers in Sections 4.1, 4.2, 4.3 and 12.8 shall be six (6) years following the Closing Date; and, with respect to the representations and warranties made by Sellers in Section 3.15, the “Survival Period” shall be until all applicable statutes of limitations related to Taxes and the subject matter of such representations and warranties have expired. Notwithstanding anything to the contrary in this Agreement, if a party makes a timely claim for indemnification in accordance with the terms of this Agreement with respect to any matter for which indemnification is provided hereunder prior to the expiration of the applicable Survival Period, the representation, warranty, or covenant, as applicable, and the indemnification obligations and other obligations contained in Section 11 with respect to such claim, shall survive indefinitely with respect to all Damages arising out of or related to such matter or in connection with such claim, whenever incurred, until such claim is finally resolved and all amounts required to be paid hereunder have been fully paid in accordance with the terms hereof. The parties to this Agreement expressly intend by this Section 12.17 to contractually modify the applicable statute of limitations for the matters set forth in this Section 12.17.

12.18 Affiliates. As used in this Agreement, the term “Affiliate” means, as to the entity in question, any Person that directly or indirectly controls, is controlled by or is under common control with, the entity in question and the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, the Partial Subsidiaries shall not be deemed to be “Affiliates” of Sellers for the purposes of this Agreement.

12.19 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE INCLUDING, BUT NOT LIMITED TO, THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATIONS. EACH PARTY HERETO ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND TRIAL BY JURY.

12.20 Accounting Date. The transactions contemplated hereby shall be effective for accounting purposes as of the Effective Time, unless otherwise agreed in writing by Sellers and Buyers. The parties will use commercially reasonable efforts to cause the Closing to be effective as of a month end, with equitable adjustments made to the Purchase Price necessary to give effect to the foregoing.

12.21 No Inferences. Inasmuch as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of, or against, either party shall be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.

12.22 Limited Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of Buyers, Sellers, CHS and TGH, and their Affiliates and their respective permitted successors or assigns, and it is not the intention of the parties to confer, and this Agreement shall not confer, third-party beneficiary rights upon any other person other than Sellers and Buyers, which the parties agree are express third party beneficiaries of the rights of Sellers and Buyers, respectively.

12.23 Entire Agreement/Amendment. With the exception of the Agreement for Use and Non-Disclosure of Confidential Information dated as of July 25, 2022 and the Clean Team Confidentiality Agreement dated March 21, 2023, each by and between CHSPSC, LLC and TGH (both of which shall terminate at Closing), this Agreement supersedes all previous contracts, and constitutes the entire agreement of whatsoever kind or nature existing between or among the parties respecting the within subject matter, and no party shall be entitled to benefits other than those specified herein. As between or among the parties, no oral statements or prior written material not specifically incorporated herein shall be of any force and effect. The parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and no others. All prior representations or agreements, whether written or verbal, not expressly incorporated herein are superseded, and no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by all parties hereto. This Agreement may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

12.24 Risk of Loss; Casualty. Notwithstanding any other provision hereof to the contrary, the risk of loss or damage to any of the Assets, the Facilities and all other property, transfer of which is contemplated by this Agreement, shall be borne by Sellers until the Effective Time and by Buyers after the Effective Time.

(a) If, prior to the Closing, all or any part of a Hospital or other material tangible Assets is lost, destroyed or damaged, in whole or in part, by fire or the elements, theft, vandalism or by any other cause, where such loss, damage or destruction is in the aggregate (the “Aggregate Damage”) less than $19,000,000, the parties' duties and obligations under this Agreement shall not be affected and the Closing shall proceed as scheduled; provided, however, at Buyers’ election, either (i) the Purchase Price shall be reduced by the fair market value of the lost, damaged or destroyed Asset (determined immediately prior to the loss, damage or destruction), or (ii) Sellers shall assign, transfer and set over to Buyers or their designated Affiliate all of Sellers' right, title and interest in and to any and all insurance proceeds (including business interruption insurance) and pay to Buyers the amount of any deductibles under such insurance policies on account of such loss, damage or destruction and, if such insurance policy proceeds are insufficient to repair, restore and/or replace the Hospital or other affected Assets, the difference between the cost to repair, restore and/or replace and the amount of such proceeds shall be deducted from the Purchase Price. If, prior to the Closing, all or any part of a Hospital or other tangible Assets is lost, destroyed or damaged by fire or the elements, theft, vandalism or by any other cause where the Aggregate Damage equals or exceeds $19,000,000, Buyers may elect to (x) purchase the Hospitals and Assets, and the Closing shall proceed as scheduled (provided, however, at the Closing, Sellers shall assign, transfer and set over to Buyers all of Sellers' right, title and interest in and to any insurance proceeds (including business interruption insurance) on account of such damage or destruction loss plus the amount of any deductibles under such insurance policies), or (y) terminate this Agreement as to all, but not less than all, of the Hospitals and Assets by the delivery of a written notice to Sellers (the “Casualty Termination Notice”). If Buyers and Sellers are unable to agree upon the amount of the Aggregate Damage, the amount of the Aggregate Damage shall be determined by an independent consulting firm experienced in the healthcare industry mutually selected by Sellers and Buyers (the “Independent Consultant”) pursuant to Section 12.24(b).

(b) If pursuant to Section 12.24(a), the amount of the Aggregate Damage (and any applicable Purchase Price adjustment) is to be determined by the Independent Consultant, within thirty (30) calendar days after the occurrence of the loss, damage or destruction at issue (the “Submittal Date”), each of Buyers, on the one hand, and Sellers, on the other hand, shall submit to the other and to the Independent Consultant their proposed calculation of Aggregate Damage (and any applicable Purchase Price adjustment) as a result of the event(s) contemplated by Section 12.24(a), along with a reasonably detailed description of the basis for such amount and any applicable adjustment. Within ten (10) business days after the Submittal Date (or such longer date as may be agreed to by the parties) (the “Decision Date”), the Independent Consultant, acting as an expert and not as an arbitrator, shall determine the definitive amount of the Aggregate Damage (and any applicable adjustment to the Purchase Price), taking into account any submissions by Sellers or Buyers by the Submittal Date. If the Aggregate Damage equals or exceeds $19,000,000, Buyers shall thereafter have the right to terminate this Agreement by delivery of a Casualty Termination Notice to Sellers as contemplated by Section 12.24(a). The decision of the Independent Consultant shall be conclusive and binding as between Buyers and Sellers, and the costs of such review shall be borne equally by Sellers and Buyers. Upon any such determination of the adjustment to the Purchase Price in accordance with this Section 12.24, the parties shall, subject to the terms and conditions of this Agreement, consummate the transactions contemplated by this Agreement at a mutually agreeable time and place, in accordance with the provisions of this Agreement.

12.25 Material Adverse Effect. As used in this Agreement, the term “Material Adverse Effect” means an event, change, state of facts, condition, development or circumstance which, individually or together with any other event, change, state of facts, condition, development or circumstance, has or would reasonably be expected to have a material adverse effect (whether or not covered by insurance) on (i) the business (as currently conducted by Sellers), assets, financial condition, liabilities, or results of operations of the Hospitals, taken as a whole, or (ii) the ability of Sellers to perform their obligations under this Agreement and the other agreements being executed and delivered in connection herewith at or prior to the Closing or to consummate the transactions contemplated hereby and thereby; provided, however, that with respect to clause (i) of this definition, none of the following occurring after the date of this Agreement shall constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred: (a) changes or proposed changes to any law, reimbursement rates or policies of governmental agencies or bodies that are generally applicable to hospitals or health care facilities; (b) changes or proposed changes in requirements, reimbursement rates, policies or procedures of third party payors or accreditation commissions or organizations that are generally applicable to hospitals or health care facilities; (c) any changes or any proposed changes in GAAP after the date of this Agreement; (d) any hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions; (e) changes resulting solely from the public announcement of this Agreement or the pendency of the transactions contemplated hereby (including, without limitation, changes in private payor agreements or policies and their effects and the departure of employees), or Buyers being the proposed purchaser of the Assets; (f) compliance with the terms of, or the taking of any action required, by this Agreement or consented to by Buyers; (g) any failure in and of itself to meet internal or published projections, estimates or forecasts of revenues, earnings, cash flow, or other measures of financial or operating performance for any period (provided, however, that any event, state of facts, condition, change, effect or development that caused or contributed to such failure to meet any projections, estimates or forecasts or revenue, earnings, cash flows or other measures of performance shall not be excluded under this clause); or (h) any epidemic, pandemic, disease outbreak (including COVID-19) or other health crisis or public health event, or the worsening of the foregoing; provided further, however, that the matters referred to in clauses (a), (b), (d) and (h) above shall be taken into account to the extent they have had or would reasonably be expected to have, individually or in the aggregate, a disproportionate adverse impact on the Assets, Assumed Liabilities or Facilities relative to other similar healthcare provider facilities operating in the healthcare industry.

12.26 Radon Gas. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

12.27 CHS Guaranty. CHS hereby unconditionally and absolutely guarantees the prompt performance and observance by Sellers and their Affiliates of each and every obligation, covenant and agreement of Sellers and Affiliates arising out of, connected with, or related to, this Agreement or any ancillary documents hereto and any extension, renewal and/or modification thereof. The obligation of CHS under this Section 12.27 is a continuing guaranty, may not be assigned in whole or in part to any other Person without TGH’s express written consent, and shall remain in effect following Closing, and the obligations of CHS shall not be affected, modified or impaired upon the happening from time to time of any of the following events, whether or not with notice or consent of CHS:

(a) The compromise, settlement, release, change, modification, or amendment (except to the extent of such compromise, settlement, release, change, modification or amendment) of any or all of the obligations, duties, covenants, or agreements or any party under this Agreement or any ancillary documents hereto; or

(b) The extension of the time for performance of payment of money pursuant to this Agreement, or of the time for performance of any other obligations, covenants or agreements under or arising out of this Agreement or any ancillary documents hereto or the extension or the renewal thereof.

12.28 TGH Guaranty. TGH hereby unconditionally and absolutely guarantees the prompt performance and observance by Buyers of each and every obligation, covenant and agreement of Buyers arising out of, connected with, or related to, this Agreement or any ancillary documents hereto and any extension, renewal and/or modification thereof. The obligation of TGH under this Section 12.28 is a continuing guaranty may not be assigned in whole or in part to any other Person without CHS’s express written consent, and shall remain in effect following Closing, and the obligations of TGH shall not be affected, modified or impaired upon the happening from time to time of any of the following events, whether or not with notice or consent of TGH:

(a) The compromise, settlement, release, change, modification, or amendment (except to the extent of such compromise, settlement, release, change, modification or amendment) of any or all of the obligations, duties, covenants, or agreements or any party under this Agreement or any ancillary documents hereto; or

(b) The extension of the time for performance of payment of money pursuant to this Agreement, or of the time for performance of any other obligations, covenants or agreements under or arising out of this Agreement or any ancillary documents hereto or the extension or the renewal thereof.

12.29 Knowledge of Sellers. As used in this Agreement, “knowledge of Sellers” or “Sellers’ knowledge” (and any similar expression) means the actual knowledge of (i) each Hospital’s Chief Executive Officer, Chief Financial Officer, Chief Nursing Officer and Chief Compliance Officer (or equivalent), and (ii) CHSPSC, LLC’s Vice Presidents of Acquisitions and Development, Senior Director of Project Management Design (Facilities Management Department), and Regional Chief Information Director, in each case after reasonable inquiry by such Person.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple originals by their authorized officers, all as of the date first above written.

HERNANDO HMA, LLC

By: /s/ Terry H. Hendon

Terry H. Hendon

Title: Vice President

SPRING HILL HMA PHYSICIAN MANAGEMENT, LLC

By: /s/ Terry H. Hendon

Terry H. Hendon

Title: Vice President

BROOKSVILLE HMA PHYSICIAN MANAGEMENT, LLC

By: /s/ Terry H. Hendon

Terry H. Hendon

Title: Vice President

BRAVERA URGENT CARE, LLC

By: /s/ Terry H. Hendon

Terry H. Hendon

Title: Vice President

CITRUS HMA, LLC

By: /s/ Terry H. Hendon

Terry H. Hendon

Title: Vice President

CRYSTAL RIVER HMA PHYSICIAN MANAGEMENT, LLC

By: /s/ Terry H. Hendon

Terry H. Hendon

Title: Vice President

CHS/COMMUNITY HEALTH SYSTEMS, INC.

By: /s/ Terry H. Hendon

Terry H. Hendon

Title: Vice President

FHSC NEWCO I, LLC

By: /s/ Steve Short

Title: President

FHSC NEWCO II, LLC

By: /s/ Steve Short

Title: President

FHSC REAL PROPERTY I, LLC

By: /s/ Adam Smith

Title: President

TGH AMBULATORY SERVICES COMPANY

By: /s/ Adam Smith

Title: President

FLORIDA HEALTH SCIENCES CENTER, INC. D/B/A TAMPA GENERAL HOSPITAL

By: /s/ John Couris

Title: President and Chief Executive Officer

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of November 30, 2023, by and among (i) HERNANDO HMA, LLC, a Florida limited liability company (“Hernando HMA”), SPRING HILL HMA MEDICAL GROUP, LLC, a Florida limited liability company, BROOKSVILLE HMA PHYSICIAN MANAGEMENT, LLC, a Florida limited liability company, BRAVERA URGENT CARE, LLC, a Delaware limited liability company, CITRUS HMA, LLC, a Florida limited liability company, and CRYSTAL RIVER HMA PHYSICIAN MANAGEMENT, LLC, a Florida limited liability company (each of which may be referred to individually as a “Seller” and collectively as “Sellers”), (ii) CHS/COMMUNITY HEALTH SYSTEMS, INC., a Delaware corporation (“CHS”), (iii) TAMPA GENERAL HOSPITAL CITRUS, LLC F/K/A FHSC NEWCO I, LLC, a Florida limited liability company (“Seven Rivers Hospital Buyer”), TAMPA GENERAL HOSPITAL HERNANDO, LLC F/K/A FHSC NEWCO II, LLC, a Florida limited liability company (“Spring Hill/Brooksville Hospitals Buyer”), FHSC REAL PROPERTY I, LLC, a Florida limited liability company (“Real Estate Buyer”), and TGH AMBULATORY SERVICES COMPANY, a Florida corporation (“Practice Group and Equity Interests Buyer”) (Seven Rivers Hospital Buyer, Spring Hill/Brooksville Hospitals Buyer, Real Estate Buyer, and Practice Group and Equity Interests Buyer, may be referred to individually as a “Buyer” and collectively as “Buyers”), (iv) FLORIDA HEALTH SCIENCES CENTER, INC. D/B/A TAMPA GENERAL HOSPITAL, a Florida not-for-profit corporation (“TGH”), and (v) TAMPA GENERAL MEDICAL GROUP, INC., a Florida not-for-profit corporation (“Joining Buyer”).

RECITALS:

A. The parties hereto have entered into that certain Asset Purchase Agreement dated as of July 24, 2023 (the “Agreement”), pursuant to which Buyers shall purchase from Sellers substantially all of the assets of Sellers which are directly or indirectly related to, necessary for, or used in connection with, the operation of Bravera Health Brooksville in Brooksville, Florida, Bravera Health Spring Hill in Spring Hill, Florida, and Bravera Health Seven Rivers in Crystal River, Florida, and certain related businesses, on the terms and conditions set forth in the Agreement. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to such terms under the Agreement.

B. The parties desire for Joining Buyer to become a party to the Agreement upon the terms of this Amendment.

C. The parties have agreed to certain amendments to the Agreement as set forth in this Amendment.

AGREEMENT:

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. JOINING BUYER. By its execution below, Joining Buyer hereby becomes a party to the Agreement for purposes of acquiring a portion of the Assets, and hereby agrees, jointly and severally with Buyers, to perform each covenant and assume each obligation of Buyers under the Agreement. Joining Buyer also shall have the right, in addition to other Buyers, to enforce the covenants of Sellers and other provisions of the Agreement, in accordance with and subject to the terms and conditions of the Agreement.

2. EXHIBIT F. The Agreement is hereby amended to include Exhibit F as attached hereto, for the purpose of confirming the manner in which the Assets will be sold, conveyed, transferred, assigned and delivered from Sellers to Buyers.

3. CERNER COSTS. The following new Section 10.27 shall be added to the Agreement:

10.27 Cerner Costs. The parties agree that each of Sellers and Buyers shall pay fifty percent (50%) of the fees incurred by Sellers or their Affiliates to Cerner Corporation (“Cerner”) for implementation and transition services in connection with the Information Services Agreement contemplated by Section 10.14. In connection therewith, Buyers shall reimburse Sellers at the Closing in an amount equal to fifty percent (50%) of the amount payable by Sellers to Cerner for such services, as evidenced by invoices from Cerner and as set forth on the closing statement executed and delivered by the parties contemporaneously with the execution and delivery of this Amendment (the “Closing Statement”).

4. RENT PAYMENTS. The following new Section 10.28 shall be added to the Agreement:

10.28 Rent Payments. Sellers and Buyers acknowledge that, (i) prior to the Effective Time, Sellers may pay rent or other amounts under the Operating Leases and/or collect rent or other amounts under the leases where Sellers are landlord or sublandlord (the “Landlord Leases”), in each case, that are allocable to periods after the Effective Time, (ii) after the Effective Time, Buyers may collect rent or other amounts under the Landlord Leases that are allocable to periods prior to the Effective Time, and (iii) after the Effective Time, Sellers may receive rent or other amounts under the Landlord Leases that are allocable to periods after the Effective Time. Accordingly, as promptly as practicable, and in any event within sixty (60) days after the Closing Date, (A) Buyers shall pay to Sellers the aggregate amount of any rents or other amounts paid by Sellers under any of the Operating Leases that are allocable to periods after the Effective Time, and (B) with respect to Landlord Leases, (1) Sellers shall pay to Buyers the aggregate amount of any rents or other amounts that are collected or received by Sellers that are allocable to periods after the Effective Time, and (2) Buyers shall pay to Sellers the aggregate amount of any rents or other payments that are collected or received by Buyers that are allocable to periods prior to the Effective Time.

5. PRE-CLOSING TRAINING OF PERSONNEL. The following new Section 10.29 shall be added to the Agreement:

10.29 Pre-Closing Training of Personnel. In anticipation of the Closing, Buyers desire for certain employees of the Facilities to participate in training sessions prior to the Closing, for purposes of transitioning to employment by Buyers or their Affiliates after the Closing. Buyers agree to reimburse Sellers for the time spent by employees in any such training sessions that occur prior to the Closing on an hourly basis, at an hourly rate equal to each such employee’s hourly wage rate. Such amounts shall be included on the Closing Statement to the extent such amounts have been confirmed prior to the Closing, and any such amounts that are not confirmed until after the Closing shall be included in the final reconciliation of Acquired Net Working Capital.

6. RECONCILIATION OF LPPF TAX ASSETS; REIMBURSEMENT FOR USE OF LPPF TAX ASSETS. The parties acknowledge and agree that, although the balance of Seller’s LPPF Tax Assets as of the Effective Time will be included in the calculation of Acquired Net Working Capital for purposes of the final reconciliation of Acquired Net Working Capital under Section 1.6 of the Agreement, the final reconciliation of any amounts due between Sellers and Buyers in respect of LPPFs will be completed after the reconciliation of Acquired Net Working Capital and in accordance with the principles set forth in Section 1.7(c). At a minimum, in addition to the reconciliation of Acquired Net Working Capital under Section 1.6 of the Agreement, the parties shall reconcile any amounts due between Sellers and Buyers in respect of LPPFs as of one (1) year after the Effective Time, again as of two (2) years after the Effective Time, and (if necessary) again promptly after final calculations for all fiscal years ending on or before September 30, 2024 are available. Further, for the sake of clarification, in addition to the provisions set forth in Section 1.7(c) of the Agreement pertaining to the use of LPPF Tax Assets and payments available to Sellers and Buyer through LPPFs, the parties agree that if any payment to Sellers in respect of periods prior to the Effective Time requires the use of LPPF Tax Assets of Buyer (including any LPPF Tax Assets purchased from Sellers at the Closing as part of the Acquired Net Working Capital), Sellers shall reimburse Buyers for the amount of such LPPF Tax Assets used to generate such payments to Seller.

7. EFFECT ON AGREEMENT; GENERAL PROVISIONS. Except as set forth in this Amendment, the terms and provisions of the Agreement are hereby ratified and declared to be in full force and effect. This Amendment shall be governed by the provisions of the Agreement; provided, however, to the extent that the terms of this Amendment and the Agreement conflict, the terms of this Amendment shall control. This Amendment shall become effective upon its execution, which may occur in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Captions and paragraph headings are used herein for convenience only, are not a part of this Amendment or the Agreement as amended by this Amendment and shall not be used in construing either document. On and after the date hereof, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other documents and agreements relating to the Agreement, shall mean and be a reference to the Agreement as amended by this Amendment.

SIGNATURE PAGES FOLLOW

IN WITNESS WHEREOF, the parties to the Agreement have executed this Amendment by their duly authorized representatives effective as of the date and year first above written.

HERNANDO HMA, LLC

By: /s/ Terry H. Hendon

Terry H. Hendon

Title: Vice President

SPRING HILL HMA MEDICAL GROUP, LLC

By: /s/ Terry H. Hendon

Terry H. Hendon

Title: Vice President

BROOKSVILLE HMA PHYSICIAN

MANAGEMENT, LLC

By: /s/ Terry H. Hendon

Terry H. Hendon

Title: Vice President

BRAVERA URGENT CARE, LLC

By: /s/ Terry H. Hendon

Terry H. Hendon

Title: Vice President

CITRUS HMA, LLC

By: /s/ Terry H. Hendon

Terry H. Hendon

Title: Vice President

Signature Page to First Amendment to Asset Purchase Agreement

CRYSTAL RIVER HMA PHYSICIAN

MANAGEMENT, LLC

By: /s/ Terry H. Hendon

Terry H. Hendon

Title: Vice President

CHS/COMMUNITY HEALTH SYSTEMS, INC.

By: /s/ Terry H. Hendon

Terry H. Hendon

Title: Vice President

Signature Page to First Amendment to Asset Purchase Agreement

TAMPA GENERAL HOSPITAL CITRUS, LLC

By: /s/ Steve Short

Steve Short

Title: Vice President and Secretary

TAMPA GENERAL HOSPITAL HERNANDO, LLC

By: /s/ Steve Short

Steve Short

Title: Vice President and Secretary

FHSC REAL PROPERTY I, LLC

By: /s/ Adam Smith Adam Smith

Title: President

TGH AMBULATORY SERVICES COMPANY

By: /s/ Adam Smith

Adam Smith

Title: President

TAMPA GENERAL MEDICAL GROUP, INC.

By: /s/ Karna Patel

Karna Patel

Title: President

FLORIDA HEALTH SCIENCES CENTER, INC.

D/B/A TAMPA GENERAL HOSPITAL

By: /s/ John Couris

John Couris

Title: President

Signature Page to First Amendment to Asset Purchase Agreement